SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Texas Instruments Incorporated
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Notice of annual meeting of stockholders
April 19, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 annual meeting of stockholders on Thursday, April 19, 2012, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting we will consider and act upon the following matters:

  the election of directors for the next year,
  advisory approval of the company’s executive compensation, ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2012, and such other matters as may properly come before the meeting.

Stockholders of record at the close of business on February 21, 2012, are entitled to vote at the annual meeting.

We urge you to vote your shares as promptly as possible by: (1) accessing the Internet website, (2) calling the toll-free number or (3) signing, dating and mailing the enclosed proxy.

Sincerely,

Joseph F. Hubach
Senior Vice President,
Secretary and
General Counsel

Dallas, Texas
March 6, 2012

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 55

Table of contents

Voting procedures and quorum	56
Election of directors	57
Nominees for directorship	57
Director nomination process	58
Board diversity and nominee qualifications	58
Communications with the board	60
Corporate governance	60
Annual meeting attendance	60
Director independence	60
Board organization	61
Board and committee meetings	61
Committees of the board	61
Board leadership structure	63
Risk oversight by the board	64
Director compensation	64
2011 director compensation	65
Executive compensation	67
Proposal regarding advisory approval of
the company’s executive compensation	67
Compensation discussion and analysis	68
Compensation Committee report	79
2011 summary compensation table	79
Grants of plan-based awards in 2011	81
Outstanding equity awards at fiscal year-end 2011	82
2011 option exercises and stock vested	85
2011 pension benefits	85
2011 non-qualified deferred compensation	87
Potential payments upon termination or
change in control	88
Audit Committee report	93
Proposal to ratify appointment of independent
registered public accounting firm	94
Additional information	95
Voting securities	95
Security ownership of certain beneficial owners	95
Security ownership of directors and management	96
Related person transactions	97
Compensation committee interlocks and
insider participation	98
Cost of solicitation	98
Stockholder proposals for 2013	98
Benefit plan voting	98
Section 16(a) beneficial ownership reporting compliance	99
Telephone and Internet voting	99
Stockholders sharing the same address	99
Electronic delivery of proxy materials	99

Proxy statement – March 6, 2012

Executive offices
12500 TI BOULEVARD, DALLAS, TEXAS 75243
MAILING ADDRESS: P.O. BOX 660199, DALLAS, TEXAS 75266-0199

Voting procedures and quorum
TI’s board of directors requests your proxy for the annual meeting of stockholders on April 19, 2012. If you sign and return the enclosed proxy, or vote by telephone or on the Internet, you authorize the persons named in the proxy to represent you and vote your shares for the purposes mentioned in the notice of annual meeting. This proxy statement and related proxy are being distributed on or about March 6, 2012. If you come to the meeting, you can vote in person. If you don’t come to the meeting, your shares can be voted only if you have returned a properly signed proxy or followed the telephone or Internet voting instructions, which can be found on the enclosed proxy. If you sign and return your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors. You can revoke your authorization at any time before the shares are voted at the meeting.
     A quorum of stockholders is necessary to hold a valid meeting. If at least a majority of the shares of TI stock issued and outstanding and entitled to vote are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. Broker non-votes occur when a beneficial owner who holds company stock through a broker does not provide the broker with voting instructions as to any matter on which the broker is not permitted to exercise its discretion and vote without specific instruction.
     Scheduled to be considered at the meeting are the election of directors, an advisory vote regarding approval of the company’s executive compensation, and ratification of the appointment of our independent registered public accounting firm. Each of these matters is discussed elsewhere in this proxy statement.
     Any other matter that may properly be submitted at the meeting is approved if a majority of the votes present at the meeting vote “for” the proposal. On such matters you may vote “for,” “against” or “abstain”; abstentions and broker non-votes have the same effect as votes “against.”

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Election of directors
Directors are elected at the annual meeting to hold office until the next annual meeting and until their successors are elected and qualified. The board of directors has designated the following persons as nominees: RALPH W. BABB, JR., DANIEL A. CARP, CARRIE S. COX, PAMELA H. PATSLEY, ROBERT E. SANCHEZ, WAYNE R. SANDERS, RUTH J. SIMMONS, RICHARD K. TEMPLETON and CHRISTINE TODD WHITMAN. Stephen P. MacMillan, a highly valued director since 2008, resigned from the board in February 2012.
     If you return a proxy that is not otherwise marked, your shares will be voted FOR each of the nominees.
     Directors must be elected by a majority of the votes present at the meeting and entitled to be cast in the election. You may vote “for,” “against,” or “abstain.” Abstentions have the same effect as votes “against.” Broker non-votes are not counted as votes “for” or “against.”

Nominees for directorship

All of the nominees for directorship are directors of the company. For a discussion of each nominee’s qualifications to serve as a director of the company, please see pages 58-59. If any nominee becomes unable to serve before the meeting, the people named as proxies may vote for a substitute or the number of directors will be reduced accordingly.

Directors

RALPH W. BABB, JR. Age 63 Director since 2010 Member, Audit Committee	WAYNE R. SANDERS Age 64 Director since 1997 Member, Governance and Stockholder Relations Committee

DANIEL A. CARP Age 63 Director since 1997 Member, Governance and Stockholder Relations Committee	RUTH J. SIMMONS Age 66 Director since 1999 Member, Compensation Committee

CARRIE S. COX Age 54 Director since 2004 Chair, Compensation Committee	RICHARD K. TEMPLETON Age 53 Chairman since 2008 and director since 2003

PAMELA H. PATSLEY Age 55 Director since 2004 Lead Director; Chair, Audit Committee	CHRISTINE TODD WHITMAN Age 65 Director since 2003 Chair, Governance and Stockholder Relations Committee

ROBERT E. SANCHEZ Age 46 Director since 2011 Member, Audit Committee

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 57

Director nomination process

The board is responsible for approving nominees for election as directors. To assist in this task, the board has designated a standing committee, the Governance and Stockholder Relations Committee (the G&SR Committee), which is responsible for reviewing and recommending nominees to the board. The G&SR Committee is comprised solely of independent directors as defined by the rules of The NASDAQ Stock Market (“NASDAQ”) and the board’s corporate governance guidelines. Our board of directors has adopted a written charter for the G&SR Committee. It can be found on our website at www.ti.com/corporategovernance.
     It is a long-standing policy of the board to consider prospective board nominees recommended by stockholders. A stockholder who wishes to recommend a prospective board nominee for the G&SR Committee’s consideration can write to the Secretary of the G&SR Committee, Texas Instruments Incorporated, P.O. Box 655936, MS 8658, Dallas, Texas 75265-5936. The G&SR Committee will evaluate the stockholder’s prospective board nominee in the same manner as it evaluates other nominees.
     In evaluating prospective nominees, the G&SR Committee looks for the following minimum qualifications, qualities and skills:
  Outstanding achievement in the individual’s personal career.
  Breadth of experience.
  Soundness of judgment.
  Ability to make independent, analytical inquiries.
  Ability to contribute to a diversity of viewpoints among board members.
  Willingness and ability to devote the time required to perform board activities adequately (in this regard, the G&SR Committee will consider the number of other boards on which the individual serves as a director, and in particular the board’s policy that directors should not serve on the boards of more than three other public companies).
  Ability to represent the total corporate interests of TI (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).
     Stockholders, non-employee directors, management and others may submit recommendations to the G&SR Committee.
     The board believes its current size is within the desired range as stated in the board’s corporate governance guidelines.

Board diversity and nominee qualifications

As indicated by the criteria above, the board prefers a mix of background and experience among its members. The board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service at the company. The effectiveness of this approach is evidenced by the directors’ participation in the insightful and robust yet collegial deliberation that occurs at board and committee meetings and in shaping the agendas for those meetings.
     As it considered director nominees for the 2012 annual meeting, the board kept in mind that the most important issues it considers typically relate to the company’s strategic direction; succession planning for senior executive positions; the company’s financial performance; the challenges of running a large, complex enterprise, including the management of its risks; major acquisitions and divestitures; and significant capital investment and research and development (R&D) decisions. These issues arise in the context of the company’s operations, which primarily involve the manufacture and sale of semiconductors all over the world into communications, computing, industrial and consumer electronics end markets.
     As described below, each of our director nominees has achieved an extremely high level of success in his or her career, whether at multi-billion dollar multinational corporate enterprises, major U.S. universities or large governmental organizations. In these positions, each has been directly involved in the challenges relating to setting the strategic direction and managing the financial performance, personnel and processes of large, complex organizations. Each has had exposure to effective leaders and has developed the ability to judge leadership qualities. Seven of them have experience in serving on the board of directors of at least one other major corporation, and one has served in high political office, all of which provides additional relevant experience on which each nominee can draw.
     In concluding that each nominee should serve as a director, the board relied on the specific experiences and attributes listed below and on the direct personal knowledge, born of previous service on the board, that each of the nominees brings insight and collegiality to board deliberations.

Mr. Babb
  As chairman and CEO of Comerica Incorporated and Comerica Bank (2002-present) and through a long career in banking, has gained first-hand experience in managing large, complex institutions, as well as insight into financial markets, which experience is particularly relevant to the company due to its global presence.
  As chief financial officer of Comerica Incorporated and Comerica Bank (1995-2002), controller and later chief financial officer of Mercantile Bancorporation (1978-1995), and auditor and later audit manager at the accounting firm of Peat Marwick Mitchell & Co. (1971-1978), gained extensive audit knowledge and experience in audit- and financial control-related matters.

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Mr. Carp
  As chairman and CEO (2000-2005) and president (1997-2001, 2002-2003) of Eastman Kodak Company, gained first-hand experience in managing a large, multinational corporation focused on worldwide electronic consumer markets (which are of relevance to the company), with ultimate management responsibility for the corporation’s financial performance and its significant investments in capital and R&D.
  As chairman of the board of directors of Delta Air Lines (2007-present), a director of Norfolk Southern Corporation (2006-present) and a former director of Liz Claiborne, Inc. (2006-2009), has helped oversee the strategy and operations of major multinational corporations in various industries, including some that are capital-intensive.
Ms. Cox
  As CEO and a director of Humacyte, Inc. (2010-present), executive vice president and president of Global Pharmaceuticals at Schering-Plough Corporation (2003-2009) and executive vice president and president of Global Prescription Business at Pharmacia Corporation (1997-2003), has gained first-hand experience in managing large, multinational organizations focused on medical-related markets (which are of relevance to the company), with responsibility for those organizations’ financial performance and significant capital and R&D investments. Is also a director of Cardinal Health, Inc. (2009-present) and Celgene Corporation (2009-present).
Ms. Patsley
  As chairman and CEO (2009-present) of MoneyGram International, Inc., senior executive vice president of First Data Corporation (2000-2007), and president and CEO of Paymentech, Inc. (1991-2000), has gained first-hand experience managing large, multinational organizations, including the application of technology in the financial services sector, with ultimate management responsibility for their financial performance and significant capital investments.
  As Audit Committee chair at the company, a member of the audit committee at Dr Pepper Snapple Group, Inc., chief financial officer of First USA, Inc. (1987-1994), and a former auditor at KPMG Peat Marwick for almost six years before joining First USA, has developed a keen appreciation for audit- and financial control-related issues.
  As a director of Dr Pepper Snapple Group, Inc. (2008-present) and a former director of Molson Coors Brewing Company (2005-2009), has helped oversee the strategy and operations of other major multinational corporations.
Mr. Sanchez
  As president and chief operating officer (February 2012-present) and president, Global Fleet Management Solutions, of Ryder System, Inc. (September 2010-February 2012), has gained first-hand experience in managing a large, multinational, transportation-related organization, with responsibility for the organization’s financial performance and significant capital investments.
  As executive vice president and chief financial officer (October 2007 to September 2010) and as senior vice president and chief information officer (2003-2005) of Ryder System, Inc., developed a keen appreciation for audit- and financial control-related issues and gained first-hand experience with all technology-related functions of a large multinational corporation focused on transportation and logistics.
Mr. Sanders
  As chairman (1992-2003) and CEO (1991-2002) of Kimberly-Clark Corporation, gained first-hand experience in managing a large, multinational consumer goods corporation, with ultimate management responsibility for its financial performance and its significant capital and R&D investments.
  As chairman of Dr Pepper Snapple Group, Inc. (2008-present) and director of Belo Corporation (2003-present), has helped oversee the strategy and operations of other large corporations.
Ms. Simmons
  As president of Brown University (2001-present) and president of Smith College (1995-2001), has gained first-hand experience in managing large, complex institutions, and has developed deep insight into the development and training of professionals, including engineers, scientists and technologists, on whom the company relies for its next generation of employees.
  As a former director of The Goldman Sachs Group, Inc. (2000-2010) and Pfizer, Inc. (1997-2007), helped oversee the strategy and operations of other large corporations.
Mr. Templeton
  As a 31-year veteran of the semiconductor industry, serving the last 16 years at a senior level at the company, including as chairman since April 2008, CEO since 2004 and director since 2003, has developed a deep knowledge of all aspects of the company and of the semiconductor industry.
Ms. Whitman
  As Administrator of the Environmental Protection Agency (2001-2003) and Governor of the state of New Jersey (1994-2000), gained first-hand experience managing a large, complex organization and developed keen insight into the workings of government on the federal and state level and how they might impact company operations.
  As a director of S.C. Johnson & Son, Inc. (2003-present) and United Technologies Corp. (2003-present), has helped oversee the strategy and operations of other large corporations.

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 59

Communications with the board

Stockholders and others who wish to communicate with the board as a whole, or to individual directors, may write to them at: P.O. Box 655936, MS 8658, Dallas, Texas 75265-5936. All communications sent to this address will be shared with the board or the individual director, if so addressed.

Corporate governance

The board has a long-standing commitment to responsible and effective corporate governance. The board’s corporate governance guidelines (which include the director independence standards), the charters of each of the board’s committees, TI’s code of business conduct and our code of ethics for our chief executive officer and senior financial officers are available on our website at www.ti.com/corporategovernance. Stockholders may request copies of these documents free of charge by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, Texas, 75266-0199, Attn: Investor Relations.

Annual meeting attendance

It is a policy of the board to encourage directors to attend each annual meeting of stockholders. Such attendance allows for direct interaction between stockholders and board members. In 2011, all directors attended TI’s annual meeting of stockholders.

Director independence

The board has determined that each of our directors is independent except for Mr. Templeton. In connection with this determination, information was reviewed regarding directors’ business and charitable affiliations, immediate family members and their employers, and any transactions or arrangements between the company and such persons or entities. The board has adopted the following standards for determining independence.

A.	In no event will a director be considered independent if:
	1.	He or she is a current partner of or is employed by the company’s independent auditors; or
	2.	An immediate family member of the director is (a) a current partner of the company’s independent auditors or (b) currently employed by the company’s independent auditors and personally works on the company’s audit.
	3.	Within the current or preceding three fiscal years he or she was, and remains at the time of the determination, an executive officer or employee of an organization that (a) made payments to, or received payments from, TI for property or services, (b) extended loans to or received loans from, TI, or (c) received charitable contributions from TI, in an amount or amounts which, in the aggregate in any single fiscal year, exceeded the greater of $200,000 or 2 percent of the recipient’s consolidated gross revenues for its last completed fiscal year (for purposes of this standard, “payments” excludes payments arising solely from investments in the company’s securities and payments under non-discretionary charitable contribution matching programs); or
	4.	Within the current or preceding three fiscal years an immediate family member of the director was, and remains at the time of the determination, an executive officer of an organization that (a) made payments to, or received payments from, TI for property or services, (b) extended loans to or received loans from TI, or (c) received charitable contributions from TI, in an amount or amounts which, in the aggregate in any single fiscal year, exceeded the greater of $200,000 or 2 percent of the recipient’s consolidated gross revenues for its last completed fiscal year (for purposes of this standard, “payments” excludes payments arising solely from investments in the company’s securities and payments under non-discretionary charitable contribution matching programs).
B.	In no event will a director be considered independent if, within the preceding three years:
	1.	He or she was employed by the company (except in the capacity of interim chairman of the board, chief executive officer or other executive officer, provided the interim employment did not last longer than one year) or any of its subsidiaries;
	2.	He or she received more than $120,000 during any twelve-month period in direct compensation from TI (other than (a) compensation for board or board committee service, (b) compensation received for former service as an interim chairman of the board, chief executive officer or other executive officer and (c) benefits under a tax-qualified retirement plan, or non-discretionary compensation);
	3.	An immediate family member of the director was employed as an executive officer by the company or any of its subsidiaries;
	4.	An immediate family member of the director received more than $120,000 during any twelve-month period in direct compensation from TI (excluding compensation as a non-executive officer employee of the company);
	5.	He or she was (but is no longer) a partner or employee of the company’s independent auditors and personally worked on the company’s audit within that time;
	6.	An immediate family member of the director was (but is no longer) a partner or employee of the company’s independent auditors and personally worked on the company’s audit within that time;

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	7.	He or she was an executive officer of another company at which any of TI’s current executive officers at the same time served on that company’s compensation committee; or
	8.	An immediate family member of the director was an executive officer of another company at which any of TI’s current executive officers at the same time served on that company’s compensation committee.
C.	Audit Committee members may not accept any consulting, advisory or other compensatory fee from TI, other than in their capacity as members of the board or any board committee. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with TI (provided that such compensation is not contingent in any way on continued service).
     For any other relationship, the determination of whether it would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities, and consequently whether the director involved is independent, will be made by directors who satisfy the independence criteria set forth in this section.
     For purposes of these independence determinations, “immediate family member” will have the same meaning as under NASDAQ rules.

Board organization

Board and committee meetings

During 2011, the board held ten meetings. The board has three standing committees described below. The committees of the board collectively held 21 meetings in 2011. Each director attended at least 82 percent of board and relevant committee meetings combined. Overall attendance at board and committee meetings was approximately 93 percent.

Committees of the board

Audit Committee
The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. All members of the Audit Committee are independent under NASDAQ rules and the board’s corporate governance guidelines. From January 1 to April 22, 2011, the committee members were Ms. Patsley (Chair), Mr. Babb, Mr. David L. Boren (who retired from the board in April 2011) and Mr. Carp. Mr. Sanchez joined the committee effective March 15, 2011. Since April 22, the committee members have been Ms. Patsley (Chair), Mr. Babb and Mr. Sanchez. The Audit Committee is generally responsible for:
  Appointing, compensating, retaining and overseeing TI’s independent registered public accounting firm.
  Reviewing the annual report of TI’s independent registered public accounting firm related to quality control.
  Reviewing TI’s annual reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis” portion of those reports, and recommending appropriate action to the board.
  Reviewing TI’s audit plans.
  Reviewing before issuance TI’s news releases regarding annual and interim financial results and discussing with management any related earnings guidance that may be provided to analysts and rating agencies.
  Discussing TI’s audited financial statements with management and the independent registered public accounting firm, including a discussion with the firm regarding the matters required to be reviewed under applicable legal or regulatory requirements.
  Reviewing relationships between the independent registered public accounting firm and TI.
  Reviewing and discussing the adequacy of TI’s internal accounting controls and other factors affecting the integrity of TI’s financial reports with management and with the independent registered public accounting firm.
  Creating and periodically reviewing TI’s whistleblower policy.
  Reviewing TI’s risk assessment and risk management policies.
  Reviewing TI’s compliance and ethics program.
  Reviewing a report of compliance of management and operating personnel with TI’s code of business conduct, including TI’s conflict of interest policy.
  Reviewing TI’s non-employee-related insurance programs.
  Reviewing changes, if any, in major accounting policies of the company.
  Reviewing trends in accounting policy changes that are relevant to the company.
  Reviewing the company’s policy regarding investments and financial derivative products.
     The board has determined that all members of the Audit Committee are financially sophisticated, as the board has interpreted such qualifications in its business judgment. In addition, the board has designated Ms. Patsley as the audit committee financial expert as defined in the Securities Exchange Act of 1934, as amended.

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 61

    The Audit Committee met seven times in 2011. The Audit Committee holds regularly scheduled meetings and reports its activities to the board. The committee also continued its long-standing practice of meeting directly with our internal audit staff to discuss the audit plan and to allow for direct interaction between Audit Committee members and our internal auditors. Please see page 93 for a report of the committee.

Compensation Committee
All members of the Compensation Committee are independent. From January 1 to April 22, 2011, the committee members were Ms. Cox (Chair), Mr. David R. Goode (who retired from the board in April 2011) and Mr. MacMillan. From April 22, 2011, to February 17, 2012, the committee members were Ms. Cox (Chair), Mr. MacMillan and Ms. Simmons. Since February 17, 2012, the committee members have been Ms. Cox (Chair) and Ms. Simmons. The committee is responsible for:
  Reviewing the performance of the CEO and determining his compensation.
  Setting the compensation of the company’s other executive officers.
  Overseeing administration of employee benefit plans.
  Making recommendations to the board regarding:
    Institution and termination of, revisions in and actions under employee benefit plans that (i) increase benefits only for officers of the company or disproportionately increase benefits for officers of the company more than other employees of the company, (ii) require or permit the issuance of the company’s stock or (iii) the board must approve.
    Reservation of company stock for use as awards of grants under plans or as contributions or sales to any trustee of any employee benefit plan.
  Taking action as appropriate regarding the institution and termination of, revisions in and actions under employee benefit plans that are not required to be approved by the board.
     The Compensation Committee holds regularly scheduled meetings, reports its activities to the board, and consults with the board before setting annual executive compensation. During 2011, the committee met six times. Please see page 79 for a report of the committee.
     In performing its functions, the committee is supported by the company’s Human Resources organization. The committee has the authority to retain any advisors it deems appropriate to carry out its responsibilities. The committee retained Pearl Meyer & Partners as its compensation consultant for the 2011 compensation cycle. The committee instructed the consultant to advise it directly on executive compensation philosophy, strategies, pay levels, decision-making processes and other matters within the scope of the committee’s charter. Additionally, the committee instructed the consultant to assist the company’s Human Resources organization in its support of the committee in these matters with such items as peer-group assessment, analysis of the executive compensation market, and compensation recommendations.
     The Compensation Committee considers it important that its compensation consultant’s objectivity not be compromised by other business engagements with the company or its management. In support of this belief, the committee has a policy on compensation consultants, a copy of which may be found on www.ti.com/corporategovernance. During 2011, neither the consultant nor any of its affiliates performed services for TI other than pursuant to the engagement by the committee.
     The Compensation Committee considers executive compensation in a multistep process that involves the review of market information, performance data and possible compensation levels over several meetings leading to the annual determinations in January. Before setting executive compensation, the committee reviews the total compensation and benefits of the executive officers and considers the impact that their retirement, or termination under various other scenarios, would have on their compensation and benefits.
     The CEO and the senior vice president responsible for Human Resources, who is an executive officer, are regularly invited to attend meetings of the committee. The CEO is excused from the meeting during any deliberations or vote on his compensation. No executive officer determines his or her own compensation or the compensation of any other executive officer. As members of the board, the members of the committee receive information concerning the performance of the company during the year and interact with our management. During the committee’s deliberations on executive compensation, the CEO gives the committee and the board an assessment of his own performance during the year just ended. He also reviews the performance of the other executive officers with the committee and makes recommendations regarding their compensation. The senior vice president responsible for Human Resources assists in the preparation of and reviews the compensation recommendations made to the committee other than for her compensation.
     The Compensation Committee’s charter provides that it may delegate its power, authority and rights with respect to TI’s long-term incentive plans, employee stock purchase plan and employee benefit plans to (i) one or more committees of the board established or delegated authority for that purpose; or (ii) employees or committees of employees except that no such delegation may be made with respect to compensation of the company’s executive officers.
     Pursuant to that authority, the Compensation Committee has delegated to a special committee established by the board the authority to grant a limited number of stock options and restricted stock units under the company’s long-term incentive plans. The sole member of the special committee is Mr. Templeton. The special committee has no authority to grant, amend or terminate any form of compensation to TI’s executive officers. The Compensation Committee reviews the grant activity of the special committee.

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Governance and Stockholder Relations Committee
All members of the G&SR Committee are independent. From January 1 to April 22, 2011, the committee members were Ms. Simmons (Chair), Mr. Sanders and Ms. Whitman. Since April 22, the committee members have been Ms. Whitman (Chair), Mr. Carp and Mr. Sanders. The G&SR Committee is generally responsible for:
  Making recommendations to the board regarding:
    The development and revision of our corporate governance principles.
    The size, composition and functioning of the board and board committees.
    Candidates to fill board positions.
    Nominees to be designated for election as directors.
    Compensation of board members.
    Organization and responsibilities of board committees.
    Succession planning by the company.
    Issues of potential conflicts of interest involving a board member raised under TI’s conflict of interest policy.
    Election of executive officers of the company.
    Topics affecting the relationship between the company and stockholders.
    Public issues likely to affect the company.
    Responses to proposals submitted by stockholders.
  Reviewing:
    Contribution policies of the company and of the TI Foundation.
    Revisions to TI’s code of ethics.
    Electing officers of the company other than the executive officers.
    Overseeing an annual evaluation of the board and the committee.
     The G&SR Committee met eight times in 2011. The G&SR Committee holds regularly scheduled meetings and reports its activities to the board. Please see page 58 for a discussion of stockholder nominations and page 60 for a discussion of communications with the board.

Board leadership structure

The board’s current leadership structure combines the positions of chairman and CEO, and includes a lead director who presides at executive sessions and performs the duties listed below. The board believes that this structure, combined with its other practices (such as (a) including on each board agenda an opportunity for the independent directors to comment on and influence the proposed strategic agenda for future meetings and (b) holding an executive session at each board meeting), allows it to maintain the active engagement of independent directors and appropriate oversight of management.
     The independent directors have elected Ms. Patsley to serve as lead director through April 2013. Thereafter, the lead director will be elected by the independent directors annually. The duties of the lead director are to:
  Preside at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors;
  Serve as liaison between the chairman and the independent directors;
  Approve information sent to the board;
  Approve meeting agendas for the board;
  Approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; and
  If requested by major shareholders, ensure that he or she is available for consultation and direct communication.
In addition, the lead director has authority to call meetings of the independent directors.
     The board, led by its G&SR Committee, regularly reviews the board’s leadership structure. The board’s consideration is guided by two questions: would stockholders be better served and would the board be more effective with a different structure. The board’s views are informed by a review of the practices of other companies and insight into the preferences of top stockholders, as gathered from face-to-face dialogue and review of published guidelines. The board also considers how board roles and interactions would change if its leadership structure changed. The board’s goal is for each director to have an equal stake in the board’s actions and equal accountability to the corporation and its stockholders.
     The board continues to believe that there is no uniform solution for a board leadership structure. Indeed, the company has had varying board leadership models over its history, at times separating the positions of chairman and CEO and at times combining the two, and now utilizing a lead director.

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 63

Risk oversight by the board

It is management’s responsibility to assess and manage the various risks TI faces. It is the board’s responsibility to oversee management in this effort. In exercising its oversight, the board has allocated some areas of focus to its committees and has retained areas of focus for itself, as more fully described below.
     Management generally views the risks TI faces as falling into the following categories: strategic, operational, financial and compliance. The board as a whole has oversight responsibility for the company’s strategic and operational risks (e.g., major initiatives, competitive markets and products, sales and marketing, and research and development). Throughout the year the CEO discusses these risks with the board during strategy reviews that focus on a particular business or function. In addition, at the end of the year, the CEO provides a formal report on the top strategic and operational risks.
     TI’s Audit Committee has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy). Oversight responsibility for compliance risk is shared by the board committees. For example, the Audit Committee oversees compliance with the company’s code of conduct and finance- and accounting-related laws and policies, as well as the company’s compliance program itself; the Compensation Committee oversees compliance with the company’s executive compensation plans and related laws and policies; and the G&SR Committee oversees compliance with governance-related laws and policies, including the company’s corporate governance guidelines.
     The Audit Committee oversees the company’s approach to risk management as a whole. It reviews the company’s risk management process at least annually by means of a presentation by the CFO.
     The board’s leadership structure is consistent with the board and committees’ roles in risk oversight. As discussed above, the board has found that its current structure and practices are effective in fully engaging the independent directors. Allocating various aspects of risk oversight among the committees provides for similar engagement. Having the chairman and CEO review strategic and operational risks with the board ensures that the director most knowledgeable about the company, the industry in which it operates and the competition and other challenges it faces shares those insights with the board, providing for a thorough and efficient process.

Director compensation
The G&SR Committee has responsibility for reviewing and making recommendations to the board on compensation for non-employee directors, with the board making the final determination. The committee has no authority to delegate its responsibility regarding director compensation. In carrying out this responsibility it is supported by TI’s Human Resources organization. The CEO, the senior vice president responsible for Human Resources and the Secretary review the recommendations made to the committee. The CEO also votes, as a member of the board, on the compensation of non-employee directors.
     The compensation arrangements in 2011 for the non-employee directors were:
  Annual retainer of $80,000 for board and committee service.
  Additional annual retainer of $30,000 for service as chair of the Audit Committee; $20,000 for service as chair of the Compensation Committee; and $15,000 for service as chair of the Governance and Stockholder Relations Committee.
  Additional annual retainer of $25,000 for service as the Lead Director.
  Annual grant of a 10-year option to purchase TI common stock pursuant to the terms of the Texas Instruments 2009 Director Compensation Plan (Director Plan), which was approved by stockholders in April 2009. The grant-date value is approximately $100,000, determined using a Black-Scholes option-pricing model (subject to the board’s ability to adjust the grant downward). These non-qualified (NQ) options become exercisable in four equal annual installments beginning on the first anniversary of the grant and also will become fully exercisable in the event of termination of service following a change in control (as defined in the Director Plan) of TI.
  Annual grant of restricted stock units pursuant to the Director Plan with a grant date value of approximately $100,000 (subject to the board’s ability to adjust the grant downward). The restricted stock units vest on the fourth anniversary of their date of grant and upon a change in control as defined in the Director Plan. If a director is not a member of the board on the fourth anniversary of the grant, restricted stock units will nonetheless settle (i.e., the shares will issue) on such anniversary date if the director has completed eight years of service prior to termination or the director’s termination was due to death, disability or ineligibility to stand for re-election under the company’s by-laws. The director may defer settlement of the restricted stock units at his or her election. Upon settlement, the director will receive one share of TI common stock for each restricted stock unit. Dividend equivalents are paid on the restricted stock units at the same rate as dividends on TI common stock.
  $1,000 per day compensation for other activities designated by the chairman.

The board has determined that grants of equity compensation to non-employee directors will be timed to occur when grants are made to our U.S. employees in connection with the annual compensation review process. Accordingly, equity grants to non-employee directors are made in January. Please see the discussion regarding the timing of equity compensation grants in the Compensation Discussion and Analysis on page 76.

64 ■ 2012 PROXY STATEMENT	TEXAS INSTRUMENTS

     Directors are not paid a fee for meeting attendance, but we reimburse non-employee directors for their travel, lodging and related expenses incurred in connection with attending board, committee and stockholders meetings and other designated TI events. In addition, non-employee directors may travel on company aircraft to and from these meetings and other designated events. On occasion, directors’ spouses are invited to attend board events; the spouses’ expenses incurred in connection with attendance at those events are also reimbursed.
     Under the Director Plan, some directors have chosen to defer all or part of their cash compensation until they leave the board (or certain other specified times). These deferred amounts were credited to either a cash account or stock unit account. Cash accounts earn interest from TI at a rate currently based on Moody’s Seasoned Aaa Corporate Bonds. For 2011, that rate was 4.54 percent. Stock unit accounts fluctuate in value with the underlying shares of TI common stock, which will be issued after the deferral period. Dividend equivalents are paid on these stock units. Directors may also defer settlement of the restricted stock units they receive.
     We have arrangements with certain customers whereby our employees may purchase consumer products containing TI components at discounted pricing. In addition, the TI Foundation has an educational and cultural matching gift program. In both cases, directors are entitled to participate on the same terms and conditions available to employees.
     Non-employee directors are not eligible to participate in any TI-sponsored pension plan.

2011 director compensation

The following table shows the compensation of all persons who were non-employee members of the board during 2011 for services in all capacities to TI in 2011.

					Change in
					Pension
					Value and
				Non-Equity	Non-qualified
	Fees Earned or	Stock	Option	Incentive Plan	Deferred	All Other
	Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name (1)	Cash($)(2)	($)(3)	($)(4)	($)	Earnings (5)	($)(6)	Total ($)
R. W. Babb, Jr.	$80,000	$99,977	$104,223	—	—	$20	$284,220
D. L. Boren	$26,668	$99,977	$104,223	—	—	$21,761	$252,629
D. A. Carp	$80,000	$99,977	$104,223	—	—	$8,531	$292,731
C. S. Cox	$100,000	$99,977	$104,223	—	$519	$20	$304,739
D. R. Goode	$26,668	$99,977	$104,223	—	—	$25,761	$256,629
S. P. MacMillan	$80,000	$99,977	$104,223	—	—	$10,020	$294,220
P. H. Patsley	$117,292	$99,977	$104,223	—	—	$20	$321,512
R. E. Sanchez	$63,656	$67,800	—	—	—	$10,020	$141,476
W. R. Sanders	$80,000	$99,977	$104,223	—	—	$8,531	$292,731
R. J. Simmons	$85,000	$99,977	$104,223	—	$136	$20	$289,356
C. T. Whitman	$90,000	$99,977	$104,223	—	—	$20	$294,220

(1)	Messrs. Boren and Goode reached the age of 70 by the date of the 2011 annual meeting and therefore were ineligible under the company’s by-laws to stand for re-election at the meeting. They ceased to be directors of the company on April 21, 2011. Mr. MacMillan resigned effective February 17, 2012. Mr. Sanchez was elected to the board effective March 15, 2011.

(2)	Includes amounts deferred at the director’s election.

(3)	Shown is the aggregate grant date fair value of awards granted in 2011 calculated in accordance with Financial Accounting Standards Board Accounting Standards CodificationTM Topic 718, Compensation-Stock Compensation (ASC 718). The discussion of the assumptions used for purposes of calculating the grant date fair value appears in note 5 of Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2011.

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 65

The table below shows the aggregate number of shares underlying outstanding restricted stock units held by the named individuals as of December 31, 2011.

Restricted
Stock Units
Name	(in Shares)
R. W. Babb, Jr.	4,887
D. L. Boren	10,387
D. A. Carp	21,551
C. S. Cox	14,887
D. R. Goode	12,554
S. P. MacMillan	9,887
P. H. Patsley	12,387
R. E. Sanchez	2,000
W. R. Sanders	19,987
R. J. Simmons	20,887
C. T. Whitman	12,887

Each restricted stock unit represents the right to receive one share of TI common stock. For restricted stock units granted prior to 2007, shares are issued at the time of mandatory retirement from the board (age 70) or upon the earlier of termination of service from the board after completing eight years of service or death or disability. For information regarding share issuances under restricted stock units granted after 2006, please see the discussion on page 64.

(4)	Shown is the aggregate grant date fair value of awards granted in 2011 calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of calculating the grant date fair value appears in note 5 of Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2011.

The table below shows the aggregate number of shares underlying outstanding stock options held by the named individuals as of December 31, 2011.

Options
Name	(in Shares)
R. W. Babb, Jr.	10,002
D. L. Boren	61,002
D. A. Carp	93,002
C. S. Cox	68,002
D. R. Goode	103,002
S. P. MacMillan	24,002
P. H. Patsley	68,002
R. E. Sanchez	—
W. R. Sanders	83,002
R. J. Simmons	103,002
C. T. Whitman	83,002

The terms of these options are as set forth on page 64 except that for options granted before November 2006, the exercise price is the average of the high and low price of the company’s common stock on the date of grant, and for options granted before 2010, the grant becomes fully exercisable upon a change in control of TI.

(5)	SEC rules require the disclosure of earnings on deferred compensation accounts to the extent that the rate of interest exceeds a specified rate (Federal Rate), which is 120 percent of the applicable federal long-term rate with compounding. Under the terms of the Director Plan, deferred compensation cash accounts earn interest at a rate based on Moody’s Seasoned Aaa corporate bonds. For 2011, this interest rate exceeded the Federal Rate by 0.22 percentage points. Shown is the amount of interest earned on the directors’ deferred compensation accounts that was in excess of the Federal Rate.

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(6)	Consists of (a) the annual cost ($20 per director) of premiums for travel and accident insurance policies, (b) contributions under the TI Foundation matching gift program of $10,000, $14,000, $10,000, and $10,000 for Messrs. Boren, Goode, MacMillan and Sanchez, respectively, and (c) for certain individuals, costs related to the Director Award Program. Each director whose service commenced prior to June 20, 2002, is eligible to participate in the Director Award Program, a charitable donation program under which we will contribute a total of $500,000 per eligible director to as many as three educational institutions recommended by the director and approved by us. The contributions are made following the director’s death. Directors receive no financial benefit from the program, and all charitable deductions belong to the company. In accordance with SEC rules, we have included the company’s annual costs under the program in All Other Compensation of the directors who participate. These costs include third-party administrator fees for the program and premiums on life insurance policies to fund the program. Messrs. Boren, Carp, Goode and Sanders participate in this program. The cost attributable to each of Messrs. Boren and Goode for their participation in the program was $11,741. The cost attributable to each of Messrs. Carp and Sanders was $8,511.

Executive compensation
We are providing the following advisory vote on named executive officer compensation as required by Section 14A of the Securities Exchange Act.
     At TI’s 2011 annual meeting, a non-binding advisory vote was taken on the frequency of future advisory votes regarding named executive officer compensation. A majority of the shares cast on the matter were in favor of holding such an advisory vote on an annual basis. As a result, TI’s board of directors decided to hold future advisory votes on named executive compensation on an annual basis.

Proposal regarding advisory approval of the company’s executive compensation

The board asks the shareowners to cast an advisory vote on the compensation of our named executive officers. The “named executive officers” are the five executive officers, consisting of the chief executive officer, chief financial officer and three other most highly compensated executive officers, named in the compensation tables on pages 79-93.
     Specifically, we ask the shareowners to approve the following resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion on pages 68-93 of this proxy statement, is hereby approved.

     We encourage shareowners to review the Compensation Discussion and Analysis section of the proxy statement, which follows. It discusses our executive compensation policies and programs and explains the compensation decisions relating to the named executive officers for 2011. We believe that the policies and programs serve the interests of our shareowners and that the compensation received by the named executive officers is commensurate with the performance and strategic position of the company.
     Although the outcome of this vote is not binding on the company or the board, the Compensation Committee of the board will consider it when setting future compensation for the executive officers.

     The board of directors recommends a vote FOR the resolution approving the named executive officer compensation for 2011, as disclosed in this proxy statement.

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 67

Compensation discussion and analysis
This section describes TI’s compensation program for executive officers. It will provide insight into the following:

  The elements of the 2011 compensation program, why we selected them and how they relate to one another; and
  How we determined the amount of compensation for 2011.

     Currently, TI has 15 executive officers. These executives have the broadest job responsibilities and policy-making authority in the company. We hold them accountable for the company’s performance and for maintaining a culture of strong ethics. Details of compensation for our CEO, CFO and the three other highest paid individuals who were executive officers in 2011 (collectively called the “named executive officers”) can be found in the tables beginning on page 79.

Executive summary

  TI’s compensation program is structured to pay for performance and deliver rewards that encourage executives to think and act in both the short- and long-term interests of our shareholders. The majority of total compensation for our executives each year comes in the form of variable cash and equity compensation. Variable cash is tied to the short-term performance of the company, and the value of equity is tied to the long-term performance of the company. We believe our compensation program holds our executive officers accountable for the financial and competitive performance of TI.
  2011 Compensation Decisions for the CEO:
    Base pay was unchanged, in order to maintain salary at a level slightly below the estimated median of the CEOs in our pay comparator group.
    Total equity shares granted in January 2011 were 17 percent lower than in January 2010. The resulting grant date fair value was 28 percent higher than 2010, reflective of a 50 percent higher stock price on the date of the 2011 grant compared to the 2010 grant.
    The bonus decision was based primarily on the following performance results in 2011:
	2011 Absolute Performance	2011 Relative Performance**
Revenue Growth: Total TI Revenue Growth without baseband*	-2% 3%	Below Median Median
Profit from Operations as a % of Revenue (PFO%)	22%	Above Median
Total Shareholder Return (TSR)	-9%	Above Median

Year-on-Year Change in CEO Bonus (2011 bonus compared to 2010)	10% lower

*	Revenue growth for total TI, excluding digital baseband, a product line for which TI has a publicly stated exit plan.
**	Relative to semiconductor competitors as outlined on page 73. Includes estimates and projections of certain competitors’ financial results.

The committee’s strategy for setting cash and non-cash compensation is described in the table that follows immediately below. Its compensation decisions for the named executive officers for 2011 are discussed on pages 71-76. Benefit programs in which the executive officers participate are discussed on pages 77-78. Perquisites are discussed on page 78.

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Detailed discussion

Compensation philosophy and elements
The Compensation Committee of TI’s board of directors is responsible for setting the compensation of all TI executive officers. The committee consults with the other independent directors and its compensation consultant, Pearl Meyer & Partners, before setting annual compensation for the executives. The committee chair regularly reports on committee actions at board meetings.
     In a cyclical industry such as ours, in which market conditions and therefore growth and profitability can change quickly, we do not use pre-set formulas, thresholds or multiples to determine compensation awards. The only exception to this is the profit sharing program, in which the executive officers and most other TI employees participate (described in the table below).
     The primary elements of our executive compensation program are as follows:

Near-term compensation, paid in cash

Element	Purpose	Strategy	Terms
Base salary	Basic, least variable form of compensation	Pay slightly below market median in order to weight total compensation to the performance-based elements described below in this chart.	Paid twice monthly

Profit sharing	Broad-based program designed to emphasize that each employee contributes to the company’s profitability and can share in it	Pay according to a formula that focuses employees on a company goal, and at a level that will affect behavior. Profit sharing is paid in addition to any performance bonus awarded for the year.
For the last seven years, the formula has been based on company-level annual operating profit margin. The formula was set by the TI board. The committee’s practice has been not to adjust amounts earned under the formula.

Payable in a single cash payment shortly after the end of the performance year
     As in recent years, the formula for 2011 was:

  Below 10% company-level annual operating profit as a percentage of revenue (“Margin”): no profit sharing
  At 10% Margin: profit sharing = 2% of base salary
  At Margin above 10%: profit sharing increases by 0.5% of base salary for each percentage point of Margin between 10% and 24%, and 1% of base salary for each percentage point of Margin above 24%. The maximum profit sharing is 20% of base salary.

In 2011, TI delivered Margin of 22%. As a result, all eligible employees, including executive officers, received profit sharing of 7.9% of base salary.

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 69

Element	Purpose	Strategy	Terms
Performance bonus	To motivate executives and reward them according to the company’s relative and absolute performance and the executive’s individual performance

Determined primarily on the basis of one-year and three-year company performance on certain measures (revenue growth percent, operating margin and total shareholder return1) as compared to competitors and on our strategic progress in key markets and with customers. These factors have been chosen to reflect our near-term financial performance as well as our progress in building long-term shareholder value.
     The committee aims to pay total cash compensation (base salary, profit sharing and bonus) appropriately above median if company performance is above that of competitors, and pay total cash compensation appropriately below the median if company performance is below competitors.
     The committee does not rely on formulas or performance targets or thresholds. Instead it uses its judgment based on its assessment of the factors described above.

Determined by the committee and paid in a single payment after the performance year

Long-term compensation, awarded in equity

Non-qualified stock options and restricted stock units	Alignment with shareholders; long-term focus; retention, particularly with respect to restricted stock units	We grant a combination of nonqualified (NQ) stock options and restricted stock units, generally targeted at the median level of equity compensation awarded to executives in similar positions at the Comparator Group.	The terms and conditions of stock options and restricted stock units are summarized on pages 84-85. The committee’s grant procedures are described on page 76.

Our executive compensation program is designed to encourage executive officers to pursue strategies that serve the interests of the company and shareholders, and not to promote excessive risk-taking by our executives. It is built on a foundation of sound corporate governance and includes:

  Executive officers do not have employment contracts and are not guaranteed salary increases or bonus amounts.
  We have never repriced stock options. We do not grant reload options. We grant equity compensation with double-trigger change-in-control terms, which accelerate the vesting of grants only if the grantee has been terminated involuntarily within a limited time after a change in control of the company.
  Bonus and equity compensation awards are subject to clawback under the committee’s policy described on page 76.
  We do not provide excessive perquisites. Those few we do provide are designed to help executives remain focused on their work at TI or for personal safety. We do not provide tax gross-ups for perquisites.
  We do not guarantee a return or provide above-market returns on compensation that has been deferred.
  Pension benefits are calculated on salary and bonus only; the proceeds earned on equity or other performance awards are not part of the pension calculation.

____________________

1	Total shareholder return refers to the percentage change in the value of a stockholder’s investment in a company over the relevant time period, as determined by dividends paid and the change in the company’s share price during the period. See page 74.

70 ■ 2012 PROXY STATEMENT	TEXAS INSTRUMENTS

Comparator group
The Compensation Committee considers the market level of compensation when setting the salary, bonuses and equity compensation of the executive officers. The committee targets salary slightly below market median in order to weight total compensation to performance-based elements. To estimate the market level of pay, the committee uses information provided by its compensation consultant and TI’s Compensation and Benefits organization about compensation paid to executives in similar positions at a peer group of companies (the “Comparator Group”).
     The committee sets the Comparator Group. In general, the Comparator Group companies (1) are U.S.-based, (2) engage in the semiconductor business or other electronics or information technology activities, (3) have executive positions comparable in complexity to those of TI and (4) use forms of executive compensation comparable to TI’s.
     Shown in the table below is the Comparator Group used for the compensation decisions for 2011 (base salary, equity compensation and bonus). The table compares the group to TI in terms of revenue and market capitalization.

	Revenue	Market Cap
Company	($ billion)***	($ billion)***	Fiscal Year End
Intel Corporation	54.0	123.5	December
Cisco Systems, Inc.	43.7	97.2	July
Google Inc.	37.9	209.2	December
Oracle Corporation	36.7	128.9	May
Emerson Electric Co.	24.2	34.3	September
Xerox Corporation	22.6	10.8	December
EMC Corporation	20.0	43.9	December
Computer Sciences Corporation	16.2	3.7	March
QUALCOMM Corporation	15.0	92.3	September
TE Connectivity Ltd.*	14.4	13.1	September
Texas Instruments Incorporated	13.7	33.3	December
eBay Inc.	11.7	39.2	December
Seagate Technology	11.6	7.6	June
Applied Materials, Inc.	10.5	14.0	October
Western Digital Corporation	9.3	7.2	June
Motorola Solutions, Inc.**	8.2	15.1	December
Broadcom Corporation	7.4	15.8	December
Yahoo! Inc.	5.0	20.0	December
Analog Devices, Inc.	3.0	10.7	October

75th Percentile	23.4	68.1
Median	14.4	20.0
25th Percentile	9.9	12.0

*	Formerly Tyco Electronics Ltd. (renamed during 2011).
**	Formerly Motorola, Inc. (renamed during 2011 after spin-off of the wireless operations).
***	Trailing four-quarter revenue as reported by Capital IQ on January 31, 2012. Market capitalization as of December 31, 2011.

The committee set the Comparator Group in July 2010 for the base salary and equity compensation decisions it made in January 2011. For a discussion of the factors considered by the committee, please see page 65 of the company’s 2011 proxy statement.
     In July 2011, the committee reviewed the Comparator Group in terms of industry, revenue and market capitalization. In 2011, Motorola’s wireless operations separated from Motorola, Inc., which was renamed Motorola Solutions, Inc. The committee decided Motorola Solutions was still comparable to TI for compensation purposes and therefore retained it in the Comparator Group. The committee used that Comparator Group for the bonus decisions in January 2012 relating to 2011 performance.

Analysis of compensation determinations for 2011
Total compensation – Before finalizing the compensation of the executive officers, the committee reviewed all elements of compensation. The information included total cash compensation (salary, profit sharing and projected bonus), the grant date fair value of equity compensation, the impact that proposed compensation would have on other compensation elements such as pension, and a summary of benefits that the executives would receive under various termination scenarios. The review enabled the committee to see how various compensation elements relate to one another and what impact its decisions would have on the total earnings opportunity

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 71

of the executives. In assessing the information, the committee did not target a specific level of total compensation or use a formula to allocate compensation to the various elements. Instead, it used its judgment in assessing whether the total was consistent with the objectives of the program. Based on this review, the committee determined that the level of compensation was appropriate.

Base salary – The committee set the 2011 rate of base salary for the named executive officers as follows:

Officer	2011 Annual Rate	Change from 2010 Annual Rate
Mr. Templeton	$990,087	0%
Mr. March	$565,008	6.6%
Mr. Lowe	$600,000	4.3%
Mr. Ritchie	$550,020	16.9%
Mr. Crutcher	$485,004	14.1%

The committee set the 2011 base-salary rate for each of the named executive officers in January 2011. In keeping with its strategy, the committee set the annual base-salary rates to be below the estimated median level of salaries expected to be paid to similarly situated executives of the Comparator Group in 2011.
     The salary differences between the named executive officers were driven primarily by the market rate of pay for each officer, and not the application of a formula designed to maintain a differential between the officers.

Equity compensation – In 2011, the committee awarded equity compensation to each of the named executive officers. The grants are shown in the grants of plan-based awards in 2011 table on page 81. The grant date fair value of the awards is reflected in that table and in the “Stock Awards” and “Option Awards” columns of the summary compensation table on page 79. The table below is provided to assist the reader in comparing the number of shares, grant date fair values and “NQ Equivalent” levels for each of the years shown in the summary compensation table. NQ Equivalents are calculated by treating each restricted stock unit as 3 NQ Equivalents and each option share as 1 NQ Equivalent. This 3:1 ratio approximates the relative accounting expense of granting one restricted stock unit as compared with an option for one share.

			Restricted
		Stock Options	Stock Units			Grant Date
Officer	Year	(in Shares)	(in Shares)	NQ Equivalents		Fair Value*
Mr. Templeton	2011	450,000	150,000	900,000		$9,883,575
	2010	540,000	180,000	1,080,000		$7,715,066
	2009	664,461	221,487	1,328,922		$6,919,254

Mr. March	2011	137,500	45,834	275,002		$3,020,004
	2010	161,250	53,751	322,503		$2,303,828
	2009	190,000	63,334	380,000		$1,978,543

Mr. Lowe	2011	185,000	61,667	370,001		$4,063,259
	2010	277,500	92,501	555,003		$3,964,709
	2009	280,000	93,334	560,000		$2,915,743

Mr. Ritchie	2011	162,500	54,167	325,001		$3,569,080
	2010	187,500	62,501	375,003		$2,678,865
	2009	250,000	83,334	500,000		$2,603,343

Mr. Crutcher	2011	162,500	54,167	325,001		$3,569,080
	2010	—	100,000 **	300,000	**	$2,498,000 **

*	See note 3 to the summary compensation table on page 79 for information on how grant date fair value was calculated.
**	Shown is the award made to Mr. Crutcher in September 2010, when he became an executive officer. The grants that he received before he became an executive officer, which were made under procedures applicable to non-executive officers, are reflected in the tables on pages 75 and 83.

For each of the named executive officers, the committee made the 2011 awards shown above in January 2011. The committee’s objective was to award to those officers equity compensation that had a grant date fair value at approximately the median market level, in this case the 40th to 60th percentile of the 3-year average of equity compensation (including an estimate of amounts for 2011) granted by the Comparator Group.

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     In assessing the market level, the committee considered information presented by TI’s Compensation and Benefits organization (prepared using data provided by the committee’s compensation consultant) on the estimated value of the awards expected to be granted by the Comparator Group to similarly situated executives. The award value was estimated using the same methodology used for financial accounting.
     For each officer, the committee set a number of NQ Equivalents to achieve the desired grant value. The committee decided to allocate the NQ Equivalents for each officer equally between restricted stock units and options to give equal emphasis to promoting retention, motivating the executive and aligning his interests with those of shareholders.
     Before approving the grants, the committee reviewed the amount of unvested equity compensation held by the officers to assess its retention value. In making this assessment, the committee used its judgment and did not apply any formula, threshold or maximum. This review did not result in an increase or decrease of the awards from the levels described above.
     The exercise price of the options was the closing price of TI stock on January 27, 2011, the third trading day after the company released its annual and fourth quarter financial results for 2010. All grants were made under the 2009 Texas Instruments Long-Term Incentive Plan (the “2009 Plan”), which shareholders approved in April 2009. All grants have the terms described on page 84.
     The differences in the equity awards between the named executive officers were primarily the result of differences in the applicable estimated market level of equity compensation for their positions, and not the application of any formula designed to maintain differentials between the officers.

Bonus – In January 2012, the committee set the 2011 bonus compensation for executive officers based on its assessment of 2011 performance. In setting the bonuses, the committee used the following performance measures to assess the company:

  The relative one-year and three-year performance of TI as compared with competitor companies, as measured by revenue growth,
    operating profit as a percentage of revenue,
    total shareholder return; and
  The absolute one-year and three-year performance of TI on the above measures.

In addition, the committee considered our strategic progress by reviewing how competitive we are in key markets with our core products and technologies, as well as the strength of our relationships with key customers.
     One-year relative performance on the three measures and one-year strategic progress were the primary considerations in the committee’s assessment of the company’s 2011 performance. In assessing performance, the committee did not use formulas, thresholds or multiples. Because market conditions can quickly change in our industry, thresholds established at the beginning of a year could prove irrelevant by year-end. The committee believes its approach, which assesses the company’s relative performance in hindsight after year-end, gives it the insight to most effectively and critically judge results and encouraged executives to pursue strategies that serve the long-term interests of the company and its shareholders.
     In the comparison of relative performance, the committee used the following companies (the “competitor companies”):2

Advanced Micro Devices, Inc.	LSI Logic Corporation
Altera Corporation	Marvell Technology Group Ltd.
Atmel Corporation	Maxim Integrated Products, Inc.
Analog Devices, Inc.	Microchip Technology Incorporated
Broadcom Corporation	NXP Semiconductors N.V.
Fairchild Semiconductor International, Inc.	NVIDIA Corporation
Infineon Technologies AG	ON Semiconductor Corporation
Intel Corporation	QUALCOMM Incorporated
Intersil Corporation	STMicroelectronics N.V.
Linear Technology Corporation	Xilinx, Inc.

These companies include both broad-based and niche suppliers that operate in our key markets or offer technology that competes with our products. The committee considers annually whether the list is still appropriate in terms of revenue, market capitalization and changes in business activities of the companies. In July 2011, the committee decided to remove National Semiconductor Corporation because of its pending acquisition by TI and to add Atmel and NXP, which are TI competitors, to increase the overall comparability of the group to TI.

____________________

2	To the extent the companies had not released financial results for the year or most recent quarter, the committee based its evaluation on estimates and projections of the companies’ financial results for 2011.

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 73

  Assessment of 2011 Performance
  The committee spent extensive time in December and January assessing TI’s results and strategic progress for 2011. The committee considered both quantitative and qualitative data, and it applied judgment in its assessment. Overall, the committee determined that TI’s absolute performance was below that of the prior year, and that its relative performance was mixed, surpassing most competitors listed in the table above in operating profitability, total shareholder return and strategic position, but below competitors in revenue growth.
       The committee set the named executive officers’ bonus to be commensurate with this performance, generally about 10 percent lower than that of 2010.
         Below are details of the committee’s performance assessment.

  Revenue and margin

    TI revenue declined 2 percent, which was below the median growth rate of the competitor companies. However, TI’s revenue included a $600 million decline in revenue for wireless digital basebands, a product line for which TI has a publicly stated exit plan. Excluding baseband revenue ($1.1 billion), TI’s revenue grew 3 percent, the median as compared with competitors. Revenue grew in the company’s core businesses of Analog and Embedded Processing, up 7 percent and 2 percent respectively, resulting in market share gains for each.
    Operating profit margin was 22 percent. This placed the company above median as compared with competitors. Return on invested capital was 14 percent, above the company’s cost of capital.
    Three-year metrics were 3 percent compounded annual revenue growth and 24 percent average operating profit margin, below and above the median, respectively, as compared with competitor companies.

  Total shareholder return (“TSR”)

    TSR declined 9 percent, but was above the median performance of competitor comparisons.
    The company returned cash to stockholders through stock repurchases of $2 billion, reducing outstanding shares by 2 percent (net of stock issuances during the year). The company also increased the quarterly dividend rate by 31 percent, the ninth increase in eight years.
    Even accounting for the above stock repurchases and dividend increases, the balance sheet remained robust, ending the year with cash and short-term investments of almost $3 billion.
    Three-year TSR increased 26 percent, near median of competitor comparisons.

  Strategic progress

    The company completed a major step in strengthening its Analog competitiveness with the acquisition of National
    Semiconductor, adding thousands of new analog products to its existing portfolio and increasing the company’s manufacturing capability with the addition of two wafer fabs and an assembly/test facility. As a result, half the company’s revenue now comes from Analog sales and TI offers customers an unparalleled breadth of product choices.
    Also in reviewing strategic progress for 2011, the committee again noted that TI is focused on segments of the semiconductor market that have long-term growth potential thanks to the many and increasing number of electronic systems that require Analog and Embedded Processing technology. TI’s positions, strategies, products and manufacturing capacity give the company a sustainable advantage over competitors, as evidenced by market share gains in both in 2011.

  Performance Summary

	1-Year	3-Year
Revenue growth	-2%	3%	CAGR
Operating margin	22%	24%	average
Return on invested capital (ROIC)	14%	20%	average
Increase in quarterly dividend rate	31%	55%
Total shareholder return (TSR)	-9%	26%	CAGR

  CAGR = compound annual growth rate

  ROIC = operating margin x (1 – tax rate) / (assets – non-debt liabilities)

One-year TSR % =	(adjusted closing price of the company’s stock at year-end 2011, divided by 2010 year-end adjusted closing price) minus 1. The adjusted closing price is as shown under Historical Prices for the company’s stock on Yahoo Finance and reflects stock splits and reinvestment of dividends.

Three-year TSR CAGR % =	(adjusted closing price of the company’s stock at year-end 2011, divided by 2008 year-end adjusted closing price)1/3 minus 1. Adjusted closing price is as described above.

74 ■ 2012 PROXY STATEMENT	TEXAS INSTRUMENTS

  Before setting the bonuses for the named executive officers, the committee considered the officers’ individual performance. The performance of the CEO was judged according to the performance of the company. For the other officers, the committee considered the factors described below in assessing individual performance. In making this assessment, the committee did not apply any formula or performance targets.
       Mr. March is the chief financial officer. The committee noted the financial management of the company.
         Mr. Lowe is responsible for the company’s analog semiconductor product lines. The committee noted the financial performance of those product lines, including the company’s analog market share, and the position of the operations strategically and with customers.
         Mr. Ritchie is responsible for the company’s semiconductor manufacturing operations. The committee noted the performance of those operations, including their cost-competitiveness and inventory management.
         Mr. Crutcher is responsible for the company’s embedded processing and custom product lines. The committee noted the financial performance and strategic position of the product lines.
         The bonuses awarded for 2011 performance are shown in the table below. The differences in the amounts awarded to the named executive officers were primarily the result of differences in the officers’ level of responsibility and the applicable market level of total cash compensation expected to be paid to similarly situated officers in the Comparator Group. The increase in Mr. Crutcher’s bonus for 2011 as compared to 2010 reflects his first full year at his current level of responsibility. The bonus of each named executive officer was paid under the Executive Officer Performance Plan described on pages 78 and 81.

  Results of the compensation decisions – Results of the compensation decisions made by the committee relating to the named executive officers for 2011 are summarized in the following table. This table is provided as a supplement to the summary compensation table on page 79 for investors who may find it useful to see the data presented in this form. Although the committee does not target a specific level of total compensation, it considers information similar to that in the table to ensure that the sum of these elements is, in its judgment, in a reasonable range. The principal differences between this table and the summary compensation table are explained in footnote 3 below.3

					Equity Compensation
		Salary			(Grant Date
Officer	Year	(Annual Rate)	Profit Sharing	Bonus	Fair Value)	Total
Mr. Templeton	2011	$990,087	$78,118	$2,700,000	$9,883,575	$13,651,780
	2010	$990,087	$171,094	$3,000,000	$7,715,066	$11,876,247
	2009	$963,120	$63,084	$1,725,000	$6,919,254	$9,670,458

Mr. March	2011	$565,008	$44,349	$875,000	$3,020,004	$4,504,361
	2010	$530,004	$90,858	$975,000	$2,303,828	$3,899,690
	2009	$465,000	$30,458	$575,000	$1,978,543	$3,049,001

Mr. Lowe	2011	$600,000	$47,176	$1,225,000	$4,063,259	$5,935,435
	2010	$575,004	$99,014	$1,350,000	$3,964,709	$5,988,727
	2009	$535,020	$35,044	$775,000	$2,915,743	$4,260,807

Mr. Ritchie	2011	$550,020	$42,873	$1,000,000	$3,569,080	$5,161,973
	2010	$470,400	$81,151	$1,100,000	$2,678,865	$4,330,416
	2009	$448,080	$29,349	$600,000	$2,603,343	$3,680,772

Mr. Crutcher	2011	$485,004	$37,873	$925,000	$3,569,080	$5,016,957
	2010	$425,040	$62,508	$750,000	$4,641,074	$5,878,622

  For Mr. Lowe, the “Total” is about even for 2011 as compared to 2010. For Mr. Crutcher, the “Total” is lower for 2011 due to the restricted stock unit award he received in September 2010, when he became an executive officer (reflected on pages 72 and 83). For the other named executive officers, including Mr. Templeton, the “Total” was higher for 2011 due to the higher grant date fair value of their equity compensation.

  ____________________

3	This table shows the annual rate of base salary as set by the committee. In the summary compensation table, the “Salary” column shows the actual salary paid in the year. This table has separate columns for profit sharing and bonus. In the summary compensation table, profit sharing and bonus are aggregated in the column for “Non-Equity Incentive Plan Compensation,” in accordance with SEC requirements. Please see notes 3 and 4 to the summary compensation table for information about how grant date fair value was calculated.

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 75

       The compensation decisions shown above resulted in the following 2011 compensation mix for the named executive officers:

*	Average data for the named executive officers other than Mr. Templeton. Totals may not equal 100 percent, due to rounding.

  Equity dilution
  The Compensation Committee’s goal is to keep net annual dilution from equity compensation under 2 percent. “Net annual dilution” means the number of shares under equity awards granted by the committee each year to all employees (net of award forfeitures) as a percentage of the shares of the company’s outstanding common stock. Equity awards granted in 2011 under the company’s equity-compensation program resulted in 0 percent net annual dilution.

  Process for equity grants
  The Compensation Committee makes grant decisions for equity compensation at its January meeting each year. The dates on which these meetings occur are generally set three years in advance. The January meetings of the board and the committee generally occur in the week or two before we announce our financial results for the previous quarter and year.
       On occasion, the committee may grant stock options or restricted stock units to executives at times other than January. For example, it has done so in connection with job promotions and for purposes of retention.
         We do not back-date stock options or restricted stock units. We do not accelerate or delay the release of information due to plans for making equity grants.
         Under the committee’s policy, if the committee meeting falls in the same month as the release of the company’s financial results, the grants approved at the meeting will be made effective on the later of (i) the meeting day or (ii) the third trading day after the release of results. Otherwise they will be made effective on the day of committee action. The exercise price of stock options is the closing price of TI stock on the effective date of the grant.

  Recoupment policy
  The committee has a policy concerning recoupment (“clawback”) of executive bonuses and equity compensation. Under the policy, in the event of a material restatement of TI’s financial results due to misconduct, the committee will review the facts and circumstances and take the actions it considers appropriate with respect to the compensation of any executive officer whose fraud or willful misconduct contributed to the need for such restatement. Such action may include (a) seeking reimbursement of any bonus paid to such officer exceeding the amount that, in the judgment of the committee, would have been paid had the financial results been properly reported and (b) seeking to recover profits received by such officer during the twelve months after the restated period under equity compensation awards. All determinations by the committee with respect to this policy are final and binding on all interested parties.

  Most recent stockholder advisory vote on executive compensation
  In April 2011, our shareholders cast an advisory vote on the company’s executive compensation decisions and policies as disclosed in the proxy statement issued by the company in March 2011. Approximately 96 percent of the shares voted on the matter were cast in support of the compensation decisions and policies as disclosed. The committee considered this result and determined that it was not necessary at this time to make any material changes to the company’s compensation policies and practices in response to the advisory vote.

76 ■ 2012 PROXY STATEMENT	TEXAS INSTRUMENTS

  Benefits
  Reflecting the company’s culture of respect and value for all employees, the financial and health benefits received by executive officers are the same as those received by other U.S. employees except for the few benefits described under the sub-heading Other Benefits in the last paragraph of this section.

  Retirement plans
  The executive officers participate in our retirement plans under the same rules that apply to other U.S. employees. We maintain these plans to have a competitive benefits program and for retention.
       Like other established U.S. manufacturers, we have had a U.S. qualified defined benefit pension plan for many years. At its origin, the plan was designed to be consistent with those offered by other employers in the diverse markets in which we operated, which at the time included consumer and defense electronics as well as semiconductors and materials products. In order to limit the cost of the plan, we closed the plan to new participants in 1997. We gave U.S. employees as of November 1997 the choice to remain in the plan, or to have their plan benefits frozen (i.e., no benefit increase attributable to years of service or change in eligible earnings) and begin participating in an enhanced defined contribution plan. Mr. Templeton and Mr. Crutcher chose not to remain in the defined benefit plan. As a result, their benefits under that plan were frozen in 1997 and they participate in the enhanced defined contribution plan. The other named executive officers have continued their participation in the defined benefit pension plan.
         The Internal Revenue Code (IRC) imposes certain limits on the retirement benefits that may be provided under a qualified plan. To maintain the desired level of benefits, we have non-qualified defined benefit pension plans for participants in the qualified pension plan. Under the non-qualified plans, participants receive benefits that would ordinarily be paid under the qualified pension plan but for the limitations under the IRC. For additional information about the defined benefit plans, please see pages 85-87.
         Employees accruing benefits in the qualified pension plan, including the named executive officers other than Mr. Templeton and Mr. Crutcher, also are eligible to participate in a qualified defined contribution plan that provides employer matching contributions. The enhanced defined contribution plan, in which Mr. Templeton and Mr. Crutcher participate, provides for a fixed employer contribution plus an employer matching contribution.
         In general, if an employee who participates in the pension plan (including an employee whose benefits are frozen as described above) dies after having met the requirements for normal or early retirement, his or her beneficiary will receive a benefit equal to the lump-sum amount that the participant would have received if he or she had retired before death. In 2011, having reached the age of 55 with at least 20 years of employment, Mr. Ritchie met the requirements for early retirement under the pension plans. None of the other named executive officers was retirement-eligible under the plans.
         Because benefits under the qualified and non-qualified defined benefit pension plans are calculated on the basis of eligible earnings (salary and bonus), an increase in salary or bonus may result in an increase in benefits under the plans. Salary or bonus increases for Mr. Templeton and Mr. Crutcher do not result in greater benefits for them under the company’s defined benefit pension plans because their benefits under those plans were frozen in 1997. The committee considers the potential effect on the executives’ retirement benefits when it sets salary and performance bonus levels.

  Deferred compensation
  Any U.S. employee whose base salary and management responsibility exceed a certain level may defer the receipt of a portion of his or her salary, bonus and profit sharing. Rules of the U.S. Department of Labor require that this plan be limited to a select group of management or highly compensated employees. The plan allows employees to defer the receipt of their compensation in a tax-efficient manner. Eligible employees include, but are not limited to, the executive officers. We have the plan to be competitive with the benefits packages offered by other companies.
         The executive officers’ deferred compensation account balances are unsecured and all amounts remain part of the company’s operating assets. The value of the deferred amounts tracks the performance of investment alternatives selected by the participant. These alternatives are a subset of those offered to participants in the defined contribution plans described above. The company does not guarantee any minimum return on the amounts deferred. In accordance with SEC rules, no earnings on deferred compensation are shown in the summary compensation table on page 79 for 2011 because no “above-market” rates were earned on deferred amounts in 2011.

  Employee stock purchase plan
  Our shareholders approved the TI Employees 2005 Stock Purchase Plan in April 2005. Under the plan, all employees in the U.S. and certain other countries may purchase a limited number of shares of the company’s common stock at a 15 percent discount. The plan is designed to offer the broad-based employee population an opportunity to acquire an equity interest in the company and thereby align their interests with those of shareholders. Consistent with our general approach to benefit programs, executive officers are also eligible to participate.

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 77

  Health-related benefits
  Executive officers are eligible under the same plans as all other U.S. employees for medical, dental, vision, disability and life insurance. These benefits are intended to be competitive with benefits offered in the semiconductor industry.

  Other benefits
  Executive officers receive only a few benefits that are not available to all other U.S. employees. Specifically, we promote sustained good health by providing a company-paid physical for each executive officer, and we encourage effective long-term financial planning by providing financial counseling up to $8,000 per year for the CEO and $7,000 per year for the other executive officers. The board of directors has determined that for security reasons, it is in the company’s interest to require the CEO to use company aircraft for personal air travel. The company provides no tax gross-ups for perquisites to any of the executive officers.

  Compensation following employment termination or change in control
  None of the executive officers has an employment contract. Executive officers are eligible for benefits on the same terms as other U.S. employees upon termination of employment or a change in control of the company. The current programs are described under the heading Potential Payments upon Termination or Change in Control beginning on page 88. None of the few additional benefits that the executive officers receive continue after termination of employment, except the amount described above for financial counseling is provided in the following year in the event of retirement. The committee reviews the potential impact of these programs before finalizing the annual compensation for the named executive officers. The committee did not raise or lower compensation for 2011 based on this review.
       The Texas Instruments 2009 Long-Term Incentive Plan generally establishes double-trigger change-in-control terms for grants made in 2010 and later years. Under those terms, options become fully exercisable and shares are issued under restricted stock unit awards (to the extent permitted by Section 409A of the IRC) if the grantee is involuntarily terminated within 24 months after a change in control of TI. These terms are intended to encourage employees to remain with the company through a transaction while reducing employee uncertainty and distraction in the period leading up to any such event.

  Stock ownership guidelines and policy against hedging
  Our board of directors has established stock ownership guidelines for executive officers. The guideline for the CEO is four times base salary or 125,000 shares, whichever is less. The guideline for other executive officers is three times base salary or 25,000 shares, whichever is less. Executive officers have five years from their election as executive officers to reach these targets. Directly owned shares and restricted stock units count toward satisfying the guidelines.
       Short sales of TI stock by our executive officers are prohibited. It is against TI policy for any employee, including an executive officer, to engage in trading in “puts” (options to sell at a fixed price on or before a certain date), “calls” (similar options to buy), or other options or hedging techniques on TI stock.

  Consideration of tax and accounting treatment of compensation
  Section 162(m) of the IRC generally denies a deduction to any publicly held corporation for compensation paid in a taxable year to the company’s CEO and four other highest compensated officers to the extent that the officer’s compensation (other than qualified performance-based compensation) exceeds $1 million. The Compensation Committee considers the impact of this deductibility limit on the compensation that it intends to award. The committee exercises its discretion to award compensation that does not meet the requirements of Section 162(m) when applying the limits of Section 162(m) would frustrate or be inconsistent with our compensation policies and/or when the value of the foregone deduction would not be material. The committee has exercised this discretion when awarding restricted stock units that vest over time, without performance conditions to vesting. The committee believes it is in the best interest of the company and its shareholders that restricted stock unit awards provide for the retention of our executive officers in all market conditions.
         The Texas Instruments Executive Officer Performance Plan is intended to ensure that performance bonuses under the plan are fully tax deductible under Section 162(m). The plan, which shareholders approved in 2002, is further described on page 81. The committee’s general policy is to award bonuses within the plan, although the committee reserves the discretion to pay a bonus outside the plan if it determines that it is in our shareholders’ best interest to do so. The committee set the bonuses of the named executive officers for 2011 performance at the levels described on page 75. The bonuses were awarded within the plan.
         When setting equity compensation, the committee considers the estimated cost for financial reporting purposes of equity compensation it intends to grant. Its consideration of the estimated cost of grants made in 2011 is discussed on pages 72-73 above.

78 ■ 2012 PROXY STATEMENT	TEXAS INSTRUMENTS

  Compensation Committee report
  The Compensation Committee of the board of directors has furnished the following report:
       The committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with the company’s management. Based on that review and discussion, the committee has recommended to the board of directors that the CD&A be included in the company’s Annual Report on Form 10-K for 2011 and the company’s proxy statement for the 2012 annual meeting of stockholders.

Carrie S. Cox, Chair	Ruth J. Simmons

  2011 summary compensation table
  The table below shows the compensation of the company’s chief executive officer, chief financial officer and each of the other three most highly compensated individuals who were executive officers during 2011 (collectively called the “named executive officers”) for services in all capacities to the company in 2011. For a discussion of the amount of a named executive officer’s salary and bonus in proportion to his total compensation, please see the Compensation Discussion and Analysis on pages 68-78.

							Change in
							Pension Value
							and
						Non-Equity	Non-qualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Position	Year	($)	($)(2)	($)(3)	($)(4)	($)(5)	Earnings ($)(6)	($)(7)	Total ($)
Richard K. Templeton	2011	$990,087	—	$5,194,500	$4,689,075	$2,778,118	$149,704	$254,283	$14,055,767
Chairman, President	2010	$987,840	—	$4,149,000	$3,566,066	$3,171,094	$98,899	$240,521	$12,213,420
& Chief Executive Officer	2009	$963,120	—	$3,311,231	$3,608,023	$1,788,084	$49,566	$145,633	$9,865,657

Kevin P. March	2011	$562,091	—	$1,587,231	$1,432,773	$919,349	$896,326	$39,925	$5,437,695
Senior Vice President	2010	$524,587	—	$1,238,961	$1,064,867	$1,065,858	$558,705	$19,995	$4,472,973
& Chief Financial Officer	2009	$465,000	—	$946,843	$1,031,700	$605,458	$327,928	$20,646	$3,397,575

Gregg A. Lowe	2011	$597,917	—	$2,135,528	$1,927,731	$1,272,176	$1,029,655	$10,313	$6,973,320
Senior Vice President	2010	$571,672	—	$2,132,148	$1,832,561	$1,449,014	$596,660	$15,927	$6,597,982
	2009	$535,020	—	$1,395,343	$1,520,400	$810,044	$378,384	$15,693	$4,654,884

Kevin J. Ritchie	2011	$543,385	—	$1,875,803	$1,693,277	$1,042,873	$1,143,408	$13,855	$6,312,601
Senior Vice President	2010	$468,540	—	$1,440,648	$1,238,217	$1,181,151	$630,532	$13,520	$4,972,608
	2009	$448,080	—	$1,245,843	$1,357,500	$629,349	$418,897	$11,506	$4,111,175

Brian T. Crutcher (1)	2011	$480,007	—	$1,875,803	$1,693,277	$962,873	$696	$49,540	$5,062,196
Senior Vice President	2010	$360,903	—	$3,650,500	$990,574	$812,508	$402	$30,468	$5,845,355

(1)	Mr. Crutcher became an executive officer in 2010.

(2)	Performance bonuses for 2011 were paid under the Texas Instruments Executive Officer Performance Plan. In accordance with SEC requirements, these amounts are reported in the Non-Equity Incentive Plan Compensation column.

(3)	Shown is the aggregate grant date fair value of restricted stock unit (RSU) awards calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of the valuation of the awards granted in 2011 appears in note 5 of Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2011. For a description of the grant terms, please see pages 84-85. The discussion of the assumptions used for purposes of the valuation of the awards granted in 2010 and 2009 appears respectively in Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2010 (pages 11-14), and to TI’s annual report on Form 10-K for the year ended December 31, 2009 (pages 12-15).

(4)	Shown is the aggregate grant date fair value of options calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of the valuation of options granted in 2011 appears in note 5 of Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2011. For a description of the grant terms, please see page 84. The discussion of the assumptions used for purposes of the valuation of the awards granted in 2010 and 2009 appears respectively in Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2010 (pages 11-14), and to TI’s annual report on Form 10-K for the year ended December 31, 2009 (pages 12-15).

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 79

(5)	Consists of performance bonus and profit sharing for 2011. Please see page 75 of the Compensation Discussion and Analysis for the amounts of bonus and profit sharing paid to each of the named executive officers for 2011.

(6)	The company does not pay above-market earnings on deferred compensation. Therefore, no amounts are reported in this column for deferred compensation. The amounts in this column represent the change in the actuarial value of the named executive officers’ benefits under the qualified defined benefit pension plan (TI Employees Pension Plan) and the non-qualified defined benefit pension plans (TI Employees Non-Qualified Pension Plan and TI Employees Non-Qualified Pension Plan II) from December 31, 2010, through December 31, 2011. This “change in the actuarial value” is the difference between the 2010 and 2011 present value of the pension benefit accumulated as of year-end by the named executive officer, assuming that benefit is not paid until age 65. Mr. Templeton’s and Mr. Crutcher’s benefits under the company’s pension plans were frozen as of December 31, 1997.

(7)	In the interest of transparency, the value of perquisites and other personal benefits is provided in this column even if the amount is less than the reporting threshold established by the SEC. The table below shows the value of perquisites and other benefits for 2011.

			Defined
			Contribution	Unused	Personal Use
		401(k)	Retirement	Vacation	of Company	Financial	Executive
Name	Insurance	Contribution	Plan (a)	Time (b)	Aircraft (c)	Counseling	Physical
R. K. Templeton	$250	$9,800	$86,502	$26,275	$123,456	$8,000	—
K. P. March	$250	$4,900	N/A	$31,647	—	$629	$2,499
G. A. Lowe	$250	$4,900	N/A	—	—	$5,163	—
K. J. Ritchie	$250	$4,900	N/A	$7,056	—	$1,649	—
B. T. Crutcher	$250	$9,800	$32,068	—	—	$4,641	$2,781

(a)	Consists of (i) contributions under the company’s enhanced defined contribution retirement plan of $4,900, and (ii) an additional amount of $81,602 for Mr. Templeton and $27,168 for Mr. Crutcher accrued by TI to offset IRC limitations on amounts that could be contributed to the enhanced defined contribution retirement plan, which amount is also shown in the Non-qualified Deferred Compensation table on page 87.

(b)	Represents payments for unused vacation time that could not be carried forward.

(c)	The board of directors has determined that for security reasons, it is in TI’s interest to require the chief executive officer to use the company aircraft for personal air travel. The amount shown for Mr. Templeton is the incremental cost of his personal use of aircraft. We valued this incremental cost using a method that takes into account: landing, parking and flight planning services expenses; crew travel expenses; supplies and catering expenses; aircraft fuel and oil expenses per hour of flight; communications costs; a portion of ongoing maintenance; and any customs, foreign permit and similar fees. Because company aircraft are primarily used for business travel, this methodology excludes the fixed costs, which do not change based on usage, such as pilots’ salaries and the lease cost of the company aircraft.

80 ■ 2012 PROXY STATEMENT	TEXAS INSTRUMENTS

  Grants of plan-based awards in 2011

  The following table shows the grants of plan-based awards to the named executive officers in 2011.

									All Other	All Other
									Stock	Option	Exercise
									Awards:	Awards:	or Base
			Estimated Possible Payouts			Estimated Future Payouts			Number of	Number of	Price of	Grant Date
			under Non-Equity Incentive			under Equity Incentive			Shares of	Securities	Option	Fair Value
		Date of	Plan Awards			Plan Awards			Stock or	Underlying	Awards	of Stock
	Grant	Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/Sh)	and Option
Name	Date	Action	($)	($)	($)	(#)	(#)	(#)	(#)(2)	(#)(3)	(4)	Awards (5)
R. K. Templeton	1/27/11 (1)	1/20/11	*	*	*	—	—	—		450,000	$34.63	$4,689,075
	1/27/11 (1)	1/20/11							150,000			$5,194,500
K. P. March	1/27/11 (1)	1/20/11	*	*	*	—	—	—		137,500	$34.63	$1,432,773
	1/27/11 (1)	1/20/11							45,834			$1,587,231
G. A. Lowe	1/27/11 (1)	1/20/11	*	*	*	—	—	—		185,000	$34.63	$1,927,731
	1/27/11 (1)	1/20/11							61,667			$2,135,528
K. J. Ritchie	1/27/11 (1)	1/20/11	*	*	*	—	—	—		162,500	$34.63	$1,693,277
	1/27/11 (1)	1/20/11							54,167			$1,875,803
B. T. Crutcher	1/27/11 (1)	1/20/11	*	*	*	—	—	—		162,500	$34.63	$1,693,277
	1/27/11 (1)	1/20/11							54,167			$1,875,803

*	TI did not use formulas or pre-set thresholds or multiples to determine incentive awards. Under the terms of the Executive Officer Performance Plan, each named executive officer is eligible to receive a cash bonus equal to 0.5 percent of the company’s consolidated income (as defined in the plan). However, the Compensation Committee has the discretion to set bonuses at a lower level if it decides it is appropriate to do so. The committee decided to do so for 2011.

(1)	In accordance with the grant policy of the Compensation Committee of the board (described on page 76), the grants became effective on the third trading day after the company released its financial results for the fourth quarter and year 2010. The company released these results on January 24, 2011.

(2)	The stock awards granted to the named executive officers in 2011 were RSU awards. These awards were made under the company’s 2009 Long-Term Incentive Plan. For information on the terms and conditions of these RSU awards, please see the discussion beginning on page 84.

(3)	The options were granted under the company’s 2009 Long-Term Incentive Plan. For information on the terms and conditions of these options, please see the discussion on page 84.

(4)	The exercise price of the options is the closing price of TI common stock on January 27, 2011.

(5)	Shown is the aggregate grant date fair value computed in accordance with ASC 718 for stock and option awards in 2011. The discussion of the assumptions used for purposes of the valuation appears in note 5 of Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2011.

       None of the options or other equity awards granted to the named executive officers was repriced or modified by the company.

       For additional information regarding TI’s equity compensation grant practices, please see the Compensation Discussion and Analysis on pages 70, 72-73 and 76.

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 81

  Outstanding equity awards at fiscal year-end 2011

       The following table shows the outstanding equity awards for each of the named executive officers as of December 31, 2011.

	Option Awards						Stock Awards
										Equity
										Incentive	Equity
				Equity						Plan	Incentive
				Incentive						Awards:	Plan Awards:
				Plan						Number of	Market or
				Awards:						Unearned	Payout Value
	Number of	Number of		Number of					Market Value	Shares,	of Unearned
	Securities	Securities		Securities			Number of		of Shares or	Units or	Shares, Units
	Underlying	Underlying		Underlying			Shares or		Units of Stock	Other	or Other
	Unexercised	Unexercised		Unexercised	Option	Option	Units of Stock		That Have Not	Rights That	Rights That
	Options (#)	Options (#)		Unearned	Exercise	Expiration	That Have Not		Vested	Have Not	Have Not
Name	Exercisable	Unexercisable		Options (#)	Price ($)	Date	Vested (#)		($)(1)	Vested (#)	Vested ($)
R. K. Templeton	—	450,000	(2)	—	$34.63	1/27/2021	150,000	(6)	$4,366,500	—	—
	135,000	405,000	(3)	—	$23.05	1/28/2020	180,000	(7)	$5,239,800	—	—
	332,230	332,231	(4)	—	$14.95	1/29/2019	221,487	(8)	$6,447,487	—	—
	202,500	67,500	(5)	—	$29.79	1/25/2018	150,000	(9)	$4,366,500	—	—
	270,000	—		—	$28.32	1/18/2017	—		—	—	—
	350,000	—		—	$32.55	1/19/2016	—		—	—	—
	500,000	—		—	$21.55	1/20/2015	—		—	—	—
	700,000	—		—	$32.39	1/14/2014	—		—	—	—
	375,000	—		—	$16.25	2/20/2013	—		—	—	—
	625,000	—		—	$16.11	1/15/2013	—		—	—	—

K. P. March	—	137,500	(2)	—	$34.63	1/27/2021	45,834	(6)	$1,334,228	—	—
	40,312	120,938	(3)	—	$23.05	1/28/2020	53,751	(7)	$1,564,692	—	—
	95,000	95,000	(4)	—	$14.95	1/29/2019	63,334	(8)	$1,843,653	—	—
	63,750	21,250	(5)	—	$29.79	1/25/2018	35,000	(9)	$1,018,850	—	—
	85,000	—		—	$28.32	1/18/2017	—		—	—	—
	85,000	—		—	$32.55	1/19/2016	—		—	—	—
	80,000	—		—	$21.55	1/20/2015	—		—	—	—
	120,000	—		—	$32.39	1/14/2014	—		—	—	—

G. A. Lowe	—	185,000	(2)	—	$34.63	1/27/2021	61,667	(6)	$1,795,126	—	—
	69,375	208,125	(3)	—	$23.05	1/28/2020	92,501	(7)	$2,692,704	—	—
	70,000	140,000	(4)	—	$14.95	1/29/2019	93,334	(8)	$2,716,953	—	—
	75,000	25,000	(5)	—	$29.79	1/25/2018	60,000	(9)	$1,746,600	—	—
	100,000	—		—	$28.32	1/18/2017	—		—	—	—
	100,000	—		—	$32.55	1/19/2016	—		—	—	—
	100,000	—		—	$21.55	1/20/2015	—		—	—	—
	150,000	—		—	$32.39	1/14/2014	—		—	—	—

82 ■ 2012 PROXY STATEMENT	TEXAS INSTRUMENTS

  Outstanding equity awards at fiscal year-end 2011 (cont’d)

	Option Awards						Stock Awards
										Equity
										Incentive	Equity
				Equity						Plan	Incentive
				Incentive						Awards:	Plan Awards:
				Plan						Number of	Market or
				Awards:						Unearned	Payout Value
	Number of	Number of		Number of					Market Value	Shares,	of Unearned
	Securities	Securities		Securities			Number of		of Shares or	Units or	Shares, Units
	Underlying	Underlying		Underlying			Shares or		Units of Stock	Other	or Other
	Unexercised	Unexercised		Unexercised	Option	Option	Units of Stock		That Have Not	Rights That	Rights That
	Options (#)	Options (#)		Unearned	Exercise	Expiration	That Have Not		Vested	Have Not	Have Not
Name	Exercisable	Unexercisable		Options (#)	Price ($)	Date	Vested (#)		($)(1)	Vested (#)	Vested ($)
K. J. Ritchie	—	162,500	(2)	—	$34.63	1/27/2021	54,167	(6)	$1,576,801	—	—
	46,875	140,625	(3)	—	$23.05	1/28/2020	62,501	(7)	$1,819,404	—	—
	125,000	125,000	(4)	—	$14.95	1/29/2019	83,334	(8)	$2,425,853	—	—
	75,000	25,000	(5)	—	$29.79	1/25/2018	50,000	(9)	$1,455,500	—	—
	100,000	—		—	$28.32	1/18/2017	—		—	—	—
	100,000	—		—	$32.55	1/19/2016	—		—	—	—
	100,000	—		—	$21.55	1/20/2015	—		—	—	—
	150,000	—		—	$32.39	1/14/2014	—		—	—	—
	100	—		—	$29.19	2/21/2012	—		—	—	—

B. T. Crutcher	—	162,500	(2)	—	$34.63	1/27/2021	54,167	(6)	$1,576,801	—	—
	37,500	112,500	(3)	—	$23.05	1/28/2020	50,000	(7)	$1,455,500	—	—
	—	50,000	(4)	—	$14.95	1/29/2019	33,334	(8)	$970,353	—	—
	22,500	7,500	(5)	—	$29.79	1/25/2018	20,000	(9)	$582,200	—	—
	30,000	—		—	$28.32	1/18/2017	100,000	(10)	$2,911,000	—	—
	8,000	—		—	$32.55	1/19/2016	—		—	—	—

(1)	Calculated by multiplying the number of RSUs by the closing price of TI’s common stock on December 31, 2011 ($29.11).

(2)	One-quarter of the shares became exercisable on January 27, 2012, and one-third of the remaining shares become exercisable on each of January 27, 2013, January 27, 2014, and January 27, 2015.

(3)	One-third of the shares became exercisable on January 28, 2012, and one-half of the remaining shares become exercisable on each of January 28, 2013, and January 28, 2014.

(4)	One-half of the shares became exercisable on January 29, 2012, and the remaining one-half become exercisable on January 29, 2013.

(5)	Became fully exercisable on January 25, 2012.

(6)	Vesting date is January 30, 2015.

(7)	Vesting date is January 31, 2014.

(8)	Vesting date is January 31, 2013.

(9)	Vested on January 31, 2012.

(10)	Vesting date is October 31, 2014.

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 83

  The “Option Awards” shown in the table above are non-qualified stock options, each of which represents the right to purchase shares of TI common stock at the stated exercise price. For grants before 2007, the exercise price is the average of the high and low price of TI common stock on the grant date. For grants after 2006, the exercise price is the closing price of TI common stock on the grant date. The term of each option is 10 years unless the option is terminated earlier pursuant to provisions summarized in the chart below and in the paragraph following the chart. Options vest (become exercisable) in increments of 25 percent per year beginning on the first anniversary of the date of the grant. The chart below shows the termination provisions relating to outstanding stock options as of December 31, 2011. The Compensation Committee of the board of directors established these termination provisions to promote employee retention while offering competitive terms.

	Employment	Employment Termination
Employment	Termination (at Least	(at Least 6 Months after Grant)		Other
Termination Due to	6 Months after Grant)	with 20 Years of Credited	Employment	Circumstances
Death or Permanent	When Retirement	Service, but Not Retirement	Termination for	of Employment
Disability	Eligible	Eligible	Cause	Termination
Vesting continues; option remains in effect to end of term	Vesting continues; option remains in effect to end of term	Option remains in effect to the end of the term; for options granted on or after February 20, 2003, vesting does not continue after employment termination	Option cancels	Option remains exercisable for 30 days

  Options may be cancelled if the grantee competes with TI during the two years after employment termination or discloses TI trade secrets. In addition, for options received while the grantee was an executive officer, the company may reclaim (or “clawback”) profits earned under grants if the officer engages in such conduct. These provisions are intended to strengthen retention and provide a reasonable remedy to TI in case of competition or disclosure of our confidential information.
       Options granted after 2009 become fully vested if the grantee is involuntarily terminated from employment with TI (other than for cause) within 24 months after a change in control of TI. “Change in control” is defined as provided in the Texas Instruments 2009 Long-Term Incentive Plan and occurs upon (1) acquisition of more than 50 percent of the voting stock or at least 80 percent of the assets of TI or (2) change of a majority of the board of directors in a 12-month period unless a majority of the directors then in office endorsed the appointment or election of the new directors (“Plan definition”). These terms are intended to reduce employee uncertainty and distraction in the period leading up to a change in control, if such an event were to occur. For options granted before 2010, the stock option terms provide that upon a change in control of TI, the option becomes fully vested to the extent it is then outstanding; and if employment termination (except for cause) has occurred within 30 days before the change in control, the change in control is deemed to have occurred first. “Change in control” is defined in these pre-2010 options as (1) acquisition of 20 percent of TI common stock other than through a transaction approved by the board of directors, or (2) change of a majority of the board of directors in a 24-month period unless a majority of the directors then in office have elected or nominated the new directors (together, the “pre-2010 definition”).

  The “Stock Awards” in the table of outstanding equity awards at fiscal year-end 2011 are RSU awards. Each RSU represents the right to receive one share of TI common stock on a stated date (the “vesting date”) unless the award is terminated earlier under terms summarized below. In general, the vesting date is approximately four years after the grant date. Each RSU includes the right to receive dividend equivalents, which are paid annually in cash at a rate equal to the amount paid to stockholders in dividends. The table below shows the termination provisions of outstanding RSUs as of December 31, 2011.

Other Circumstances
Employment Termination	Employment Termination	of Employment
Due to Death or Permanent Disability	When Retirement Eligible	Termination
Vesting continues; shares are paid at the scheduled vesting date	Grant stays in effect and pays out shares at the scheduled vesting date. Number of shares reduced according to the duration of employment over the vesting period*	Grant cancels; no shares are issued

*	Calculated by multiplying the number of RSUs by a fraction equal to the number of whole 365-day periods from the grant date to the employment termination date (or first day of any bridge leave of absence leading to retirement), divided by the number years in the vesting period.

  These termination provisions are intended to promote retention. All RSU awards contain cancellation and clawback provisions like those described above for stock options. For awards granted after 2009, the terms provide that, to the extent permitted by Section 409A of the IRC, the award vests upon involuntary termination of TI employment within 24 months after a change in control. Change in control is the Plan definition. The terms of earlier RSU awards provide for full vesting of the award upon a change in control of TI. Change in control is the pre-2010 definition unless the grant is subject to Section 409A, in which event the definition under Section 409A applies. Section 409A defines a change in control as a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation. These cancellation, clawback and change-in-control terms are intended to conform RSU terms with those of stock options (to the extent permitted by the IRC) and to achieve the objectives described above in the discussion of stock options.

84 ■ 2012 PROXY STATEMENT	TEXAS INSTRUMENTS

       In addition to the “Stock Awards” shown in the outstanding equity awards at fiscal year-end 2011 table above, Mr. Templeton holds an award of RSUs that was granted in 1995. The award, for 120,000 shares of TI common stock, vested in 2000. Under the award terms, the shares will be issued to Mr. Templeton in March of the year after his termination of employment for any reason. These terms were designed to provide a tax benefit to the company by postponing the related compensation expense until it was likely to be fully deductible. In accordance with SEC requirements, this award is reflected in the 2011 non-qualified deferred compensation table on page 87.

  2011 option exercises and stock vested

  The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers in 2011 and the value of any RSUs that vested in 2011.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)
R. K. Templeton	835,000	$6,198,050	150,000	$5,140,500
K. P. March	90,000	$1,703,400	35,000	$1,199,450
G. A. Lowe	70,000	$310,800	60,000	$2,056,200
K. J. Ritchie	165,000	$1,318,250	50,000	$1,713,500
B. T. Crutcher	103,600	$1,351,328	10,000	$342,700

  2011 pension benefits

  The following table shows the present value as of December 31, 2011, of the benefit of the named executive officers under our qualified defined benefit pension plan (TI Employees Pension Plan) and non-qualified defined benefit pension plans (TI Employees Non-Qualified Pension Plan (which governs amounts earned before 2005) and TI Employees Non-Qualified Pension Plan II (which governs amounts earned after 2004)). In accordance with SEC requirements, the amounts shown in the table do not reflect any named executive officer’s retirement eligibility or any increase in benefits that may result from the named executive officer’s continued employment after December 31, 2011.

					Payments
				Present	During
		Number of		Value of	Last
		Years Credited		Accumulated	Fiscal
Name	Plan Name	Service (#)		Benefit ($)(5)	Year ($)
R. K. Templeton (1)	TI Employees Pension Plan	16	(2)	$496,801	—
	TI Employees Non-Qualified Pension Plan	16	(2)	$336,814	—
	TI Employees Non-Qualified Pension Plan II	16	(4)	$31,029	—

K. P. March	TI Employees Pension Plan	26	(2)	$573,462	—
	TI Employees Non-Qualified Pension Plan	19	(3)	$202,132	—
	TI Employees Non-Qualified Pension Plan II	26	(4)	$2,388,487	—

G. A. Lowe	TI Employees Pension Plan	26	(2)	$576,809	—
	TI Employees Non-Qualified Pension Plan	19	(3)	$305,673	—
	TI Employees Non-Qualified Pension Plan II	26	(4)	$2,639,864	—

K. J. Ritchie	TI Employees Pension Plan	32	(2)	$931,854	—
	TI Employees Non-Qualified Pension Plan	25	(3)	$397,733	—
	TI Employees Non-Qualified Pension Plan II	32	(4)	$3,187,035	—

B. T. Crutcher (1)	TI Employees Pension Plan	0.9	(2)	$2,929	—

(1)	In 1997, TI’s U.S. employees were given the choice between continuing to participate in the defined benefit pension plans or participating in a new enhanced defined contribution retirement plan. Messrs. Templeton and Crutcher chose to participate in the defined contribution plan. Accordingly, their accrued pension benefits under the qualified and non-qualified plans were frozen (i.e., they will experience no increase attributable to years of service or change in eligible earnings) as of December 31, 1997. Contributions to the defined contribution plan for Mr. Templeton’s and Mr. Crutcher’s benefits are included in the 2011 summary compensation table.

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 85

(2)	For each of the named executive officers, credited service began on the date the officer became eligible to participate in the plan. For Mr. Crutcher, eligibility to participate began on the first day of the month following completion of one year of employment. For each of the other named executive officers, eligibility to participate began on the earlier of 18 months of employment, or January 1 following the completion of one year of employment. Accordingly, each of the named executive officers has been employed by TI for longer than the years of credited service shown above.

(3)	Credited service began on the date the named executive officer became eligible to participate in the TI Employees Pension Plan as described in note 2 above and ceased at December 31, 2004.

(4)	Credited service began on the date the named executive officer became eligible to participate in the TI Employees Pension Plan as described in note 2 above.

(5)	The assumptions and valuation methods used to calculate the present value of the accumulated pension benefits shown are the same as those used by TI for financial reporting purposes and are described in note 12 in Exhibit 13 to TI’s annual report on Form 10-K for the year ended December 31, 2011, except that a named executive officer’s retirement is assumed (in accordance with SEC rules) for purposes of this table to occur at age 65 and no assumption for termination prior to that date is used. The amount of the lump sum benefit earned as of December 31, 2011, is determined using either (i) the Pension Benefit Guaranty Corporation (PBGC) interest assumption of 3.00 percent or (ii) the Pension Protection Act of 2006 (PPA) corporate bond yield interest assumption of 4.92 percent for the TI Employees Pension Plan and 4.91 percent for the TI Employees Non-Qualified Pension Plans, whichever rate produces the higher lump sum amount. A discount rate assumption of 4.92 percent for the TI Employees Pension Plan and 4.91 percent for the non-qualified pension plans was used to determine the present value of each lump sum.

  TI Employees Pension Plan
  The TI Employees Pension Plan is a qualified defined benefit pension plan. Please see page 77 under the Benefits heading of the Compensation Discussion and Analysis for a discussion of the origin and purpose of the plan. Employees who joined the U.S. payroll after November 30, 1997, are not eligible to participate in this plan.
       A plan participant is eligible for normal retirement under the terms of the plan if he is at least 65 years of age with one year of credited service. A participant is eligible for early retirement if he is at least 55 years of age with 20 years of employment or 60 years of age with five years of employment. Mr. Ritchie is the only named executive officer who is currently eligible for early or normal retirement.
         A participant may request payment of his accrued benefit at termination or any time thereafter. Participants may choose a lump sum payment or one of six forms of annuity. In order of largest to smallest periodic payment, the forms of annuity are: (i) single life annuity, (ii) 5-year certain and life annuity, (iii) 10-year certain and life annuity, (iv) qualified joint and 50 percent survivor annuity, (v) qualified joint and 75 percent survivor annuity, and (vi) qualified joint and 100 percent survivor annuity. If the participant does not request payment, he will begin to receive his benefit in April of the year after he reaches the age of 70½ in the form of annuity required under the IRC.
         The pension formula for the qualified plan is intended to provide a participant with an annual retirement benefit equal to 1.5 percent multiplied by the product of (i) years of credited service and (ii) the average of the five highest consecutive years of his base salary plus bonus up to a limit imposed by the IRS, less a percentage (based on his year of birth, when he elects to retire and his years of service with TI) of the amount of compensation on which his Social Security benefit is based.
         If an individual takes early retirement and chooses to begin receiving his annual retirement benefit at that time, such benefit is reduced by an early retirement factor. As a result, the annual benefit is lower than the one he would have received at age 65.
         If the participant’s employment terminates due to disability, the participant may choose to receive his accrued benefit at any time prior to age 65. Alternatively, the participant may choose to defer receipt of the accrued benefit until reaching age 65 and then take a disability benefit. The disability benefit paid at age 65 is based on salary and bonus, years of credited service the participant would have accrued to age 65 had he not become disabled and disabled status.
         The benefit payable in the event of death is based on salary and bonus, years of credited service and age at the time of death, and may be in the form of a lump sum or annuity at the election of the beneficiary. The earliest date of payment is the first day of the second calendar month following the month of death.
         Leaves of absence, including a bridge to retirement, are credited to years of service under the qualified pension plan. Please see the discussion of leaves of absence on page 92 below.

  TI Employees Non-Qualified Pension Plans
  TI has two non-qualified pension plans: the TI Employees Non-Qualified Pension Plan (Plan I), which governs amounts earned before 2005; and the TI Employees Non-Qualified Pension Plan II (Plan II), which governs amounts earned after 2004. Each is a non-qualified defined benefit pension plan. Please see page 77 under the Benefits heading of the Compensation Discussion and Analysis for a discussion of the purpose of the plans. As with the qualified defined benefit pension plan, employees who joined the U.S. payroll after November 30, 1997, are not eligible to participate in Plan I or Plan II. Eligibility for normal and early retirement under these plans is the same as under the qualified plan (please see above). Benefits are paid in a lump sum.

86 ■ 2012 PROXY STATEMENT	TEXAS INSTRUMENTS

       A participant’s benefits under Plan I and Plan II are calculated using the same formula as described above for the TI Employees Pension Plan. However, the IRS limit on the amount of compensation on which a qualified pension benefit may be calculated does not apply. Additionally, the IRS limit on the amount of qualified benefit the participant may receive does not apply to these plans. Once this non-qualified benefit amount has been determined using the formula described above, the individual’s qualified benefit is subtracted from it. The resulting difference is multiplied by an age-based factor to obtain the amount of the lump sum benefit payable to an individual under the non-qualified plans.
         Amounts under Plan I will be distributed when payment of the participant’s benefit under the qualified pension plan commences. Amounts under Plan II will be distributed subject to the requirements of Section 409A of the IRC. Because the named executive officers are among the 50 most highly compensated officers of the company, Section 409A of the IRC requires that they not receive any lump sum distribution payment under Plan II before the first day of the seventh month following termination of employment.
         If a participant terminates due to disability, amounts under Plan I will be distributed when payment of the participant’s benefit under the qualified plan commences. For amounts under Plan II, distribution is governed by Section 409A of the IRC, and the disability benefit is reduced to reflect the payment of the benefit prior to age 65.
         In the event of death, payment under both plans is based on salary and bonus, years of credited service and age at the time of death and will be in the form of a lump sum. The earliest date of payment is the first day of the second calendar month following the month of death.
         Balances in the plans are unsecured obligations of the company. For amounts under Plan I, in the event of a change in control, the present value of the individual’s benefit would be paid not later than the month following the month in which the change in control occurred. For such amounts, the pre-2010 definition of a change in control (please see page 84) applies. For all amounts accrued under this plan, if a sale of substantially all of the assets of the company occurred, the present value of the individual’s benefit would be distributed in a lump sum as soon as reasonably practicable following the sale of assets. For amounts under Plan II, no distribution of benefits is triggered by a change in control.
       Leaves of absence, including a bridge to retirement, are credited to years of service under the non-qualified pension plans. For a discussion of leaves of absence, please see page 92 below.

  TI Employees Survivor Benefit Plan
  TI’s qualified and non-qualified pension plans provide that upon the death of a retirement-eligible employee, the employee’s beneficiary receives a payment equal to half of the benefit to which the employee would have been entitled under the pension plans had he retired instead of died. We have a survivor benefit plan that pays the beneficiary a lump sum that, when added to the reduced amounts the beneficiary receives under the pension plans, equals the benefit the employee would have been entitled to receive had he retired instead of died. Because Mr. Ritchie became eligible for early retirement in August 2011, his beneficiary would be eligible for a benefit under the survivor benefit plan if he were to die under those circumstances.

  2011 non-qualified deferred compensation

  The following table shows contributions to the named executive officer’s deferred compensation account in 2011 and the aggregate amount of his deferred compensation as of December 31, 2011.

	Executive	Registrant			Aggregate	Aggregate
	Contributions	Contributions in	Aggregate Earnings in		Withdrawals/	Balance at Last
Name	in Last FY ($)	Last FY ($)(2)	Last FY ($)		Distributions ($)	FYE ($)(5)
R. K. Templeton	—	$81,602	$(349,055	) (3)	$67,200 (4)	$4,918,712 (6)
K. P. March	—	—	$5		$92,617	—
G. A. Lowe	—	—	$22,755		—	$841,741
K. J. Ritchie	—	—	$851		$81,847	—
B. T. Crutcher	$50,454 (1)	$27,168	$(2,043)		—	$234,306

(1)	Amount shown is a portion of Mr. Crutcher’s profit sharing for 2010, which was paid in 2011.

(2)	Company matching contributions pursuant to the defined contribution plan. These amounts are included in the All Other Compensation column of the 2011 summary compensation table on page 79.

(3)	Consists of: (a) $67,200 in dividend equivalents paid under the 120,000-share 1995 RSU award discussed on page 85, settlement of which has been deferred until after termination of employment; (b) a $406,800 decrease in the value of the RSU award (calculated by subtracting $3,900,000 (the value of the award at year-end 2010) from $3,493,200 (the value of the award at year-end 2011) (in both cases, the number of RSUs is multiplied by the closing price of TI common stock on the last trading date of the year)); and (c) a $9,455 loss in Mr. Templeton’s deferred compensation account in 2011. Dividend equivalents are paid at the same rate as dividends on the company’s common stock.

(4)	Dividend equivalents paid on the RSUs discussed in note 3.

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 87

(5)	Includes amounts reported in the Summary Compensation Table in the current or prior-year proxy statements as follows: Mr. Templeton, $2,479,013; Mr. Lowe, $935,466; and Mr. Crutcher, $102,737.

(6)	Of this amount, $3,493,200 is attributable to Mr. Templeton’s 1995 RSU award, calculated as described in note 3. The remainder is the balance of his deferred compensation account.

  Please see page 77 under the Benefits heading of the Compensation Discussion and Analysis for a discussion of the purpose of the plan. An employee’s deferred compensation account contains eligible compensation the employee has elected to defer and contributions by the company that are in excess of the IRS limits on (i) contributions the company may make to the enhanced defined contribution plan and (ii) matching contributions the company may make related to compensation the executive officer deferred into his deferred compensation account.
       Participants in the deferred compensation plan may choose to defer up to (i) 25 percent of their base salary, (ii) 90 percent of their performance bonus, and (iii) 90 percent of profit sharing. Elections to defer compensation must be made in the calendar year prior to the year in which the compensation will be earned.
         The company has determined that the investment alternatives for deferred compensation balances should generally be the same as the investment alternatives available under the company’s defined contribution plan. These investment alternatives may be changed at any time. During 2011, participants could choose to have their deferred compensation mirror the performance of one or more of the following mutual funds, each of which is managed by a third party (these alternatives are a subset of those offered to participants in the defined contribution plans): Northern Trust Short Term Investment Fund, Northern Trust Daily Aggregate Bond Fund Index, Northern Trust Russell 1000 Value Equity Index, Northern Trust Russell 1000 Growth Equity Index, Northern Trust Russell 2000 Equity Index, Northern Trust S&P 400 Index Fund, Fidelity Puritan Fund, BlackRock Equity Index Fund, BlackRock (EAFE) (Europe, Australia, Far East) Equity Index Fund, BlackRock Lifepath Index 2020 Fund, BlackRock Lifepath Index 2030 Fund, BlackRock Lifepath Index 2040 Fund, BlackRock Lifepath Index 2050 Fund and the BlackRock Lifepath Index Retirement Fund. From among the available investment alternatives, participants may change their instructions relating to their deferred compensation daily. Earnings on a participant’s balance are determined solely by the performance of the investments that the participant has chosen for his plan balance. The company does not guarantee any minimum return on investments. A third party administers the company’s deferred compensation program.
         A participant may request distribution from the plan in the case of an unforeseeable emergency. To obtain an unforeseeable emergency withdrawal, a participant must meet the requirements of Section 409A of the IRC. Otherwise, a participant’s balance is paid pursuant to his distribution election and is subject to applicable IRC limitations.
         Amounts contributed by the company, and amounts earned and deferred by the participant for which there is a valid distribution election on file, will be distributed in accordance with the participant’s election. Annually participants may elect separate distribution dates for deferred compensation attributable to a participant’s (i) bonus and profit sharing and (ii) salary. Participants may elect that these distributions be in the form of a lump sum or annual installments to be paid out over a period of five or ten consecutive years. Amounts for which no valid distribution election is on file will be distributed three years from the date of deferral.
         In the event of the participant’s death, the earliest date of payment is the first day of the second calendar month following the month of death.
         Like the balances under the non-qualified defined benefit pension plans, deferred compensation balances are unsecured obligations of the company. For amounts earned and deferred prior to 2010, a change in control does not trigger a distribution under the plan. For amounts earned and deferred after 2009, distribution occurs, to the extent permitted by Section 409A of the IRC, if the participant is involuntarily terminated within 24 months after a change in control. Change in control is the Plan definition.

  Potential payments upon termination or change in control

  None of the named executive officers has an employment contract with the company. They are eligible for benefits on generally the same terms as other U.S. employees upon termination of employment or change in control of the company. TI does not reimburse executive officers for any income or excise taxes that are payable by the executive as a result of payments relating to termination or change in control.

  Termination
  The following programs may result in payments to a named executive officer whose employment terminates. Most of these programs have been discussed above in the proxy statement. For a discussion of the impact of these programs on the compensation decisions for 2011, please see the Compensation Discussion and Analysis on page 78.

  Bonus. Our policies concerning bonus and the timing of payments are described on page 70. Whether a bonus would be awarded, and in what amount, to an executive officer whose employment has terminated would depend on the circumstances of termination. It may be presumed that no bonus would be awarded in the event of a termination for cause. If awarded, bonuses are paid by the company.

88 ■ 2012 PROXY STATEMENT	TEXAS INSTRUMENTS

  Qualified and non-qualified defined benefit pension plans. The purposes of these plans are described on page 77. The formula for determining benefits, the forms of benefit and the timing of payments are described on pages 85-87. The amounts disbursed under the qualified and non-qualified plans are paid, respectively, by the TI Employees Pension Trust and the company.

  Survivor benefit plan. The purpose of this plan is described on page 87. The formula for determining the amount of benefit, the form of benefit and the timing of payments are described on page 87. Amounts distributed are paid by the TI Employees Health Benefit Trust.

  Deferred compensation plan. The purpose of this plan is described on page 77. The amounts payable under this program depend solely on the performance of investments that the participant has chosen for his plan balance. The timing of payments is discussed on page 88. Amounts distributed are paid by the company.

  Equity compensation. Depending on the circumstances of termination, grantees whose employment terminates may retain the right to exercise previously granted stock options and receive shares under outstanding RSU awards. Please see pages 84-85. RSU awards include a right to receive dividend equivalents. The dividend equivalents are paid annually by the company in a single cash payment after the last dividend payment of the year.

  Profit sharing. The purpose of this program, the formula for determining payments and the timing of payments are described on page 69. Like other U.S. employees, if a named executive officer remains employed through the end of the year, he will receive any profit sharing paid for that year. In the event of retirement or commencement of a bridge to retirement, any profit sharing will be paid for the portion of the year worked before retirement or the beginning of the bridge. In the event of termination due to disability or death, the officer or his beneficiaries would receive any profit sharing paid for the year. Profit sharing payments are made by the company.

  Time bank. Based on years of employment with the company, employees accrue hours in a time bank. Time bank hours may be used for paid absences from the office such as vacation and sick days. Employees receive a cash payment for any time bank hours still outstanding on termination of employment. The amount paid is calculated by applying the employee’s base salary rate in effect at the time of termination to the number of hours remaining in the time bank. Time bank payments are made in a lump sum by the company. They are ordinarily paid no later than what would have been the employee’s next regular pay cycle.

  Perquisites. Financial counseling is available to executive officers in the year after retirement. Otherwise, no perquisites continue after termination of employment.

  The following tables indicate the amounts for which each named executive officer would have been eligible if his employment had terminated on December 31, 2011, as a result of disability, death, involuntary termination for cause, resignation, retirement or involuntary termination not for cause (excluding change in control).

  Termination due to disability

			Non-	Non-
		Qualified	Qualified	Qualified
		Defined	Defined	Defined
		Benefit	Benefit	Benefit
		Pension	Pension	Pension			Stock	Profit	Time
		Plan	Plan	Plan II	Deferred	RSUs	Options	Sharing	Bank
Name	Bonus	(2)	(3)	(4)	Compensation	(5)	(6)	(7)	(8)	Total
Templeton	(1)	$884,132	$609,677	$160,125	—	$23,913,487	$29,621,968	$78,118	$175,168	$55,442,675
March	(1)	$1,439,956	$349,792	$3,734,566	—	$5,761,422	$4,339,525	$44,349	$111,916	$15,781,526
Lowe	(1)	$1,834,009	$654,107	$3,370,517	—	$8,951,383	$5,490,250	$47,176	$95,307	$20,442,749
Ritchie	(1)	$1,879,930	$926,549	$4,594,758	—	$7,277,558	$5,511,250	$42,873	$108,945	$20,341,863
Crutcher	(1)	$10,045	—	—	—	$7,495,854	$1,640,700	$37,873	$32,669	$9,217,141

(1)	Because the amount of a bonus is subject to the Compensation Committee’s discretion considering the facts and circumstances of the termination, it is not possible to predict the amount, if any, the executive officer would have received.

(2)	The amount shown is the lump sum benefit payable at age 65 to the named executive officer in the event of termination as of December 31, 2011, due to disability, assuming the named executive officer does not request payment of his disability benefit until age 65. The assumptions used in calculating these amounts are the same as the age-65 lump-sum assumptions used for financial reporting purposes for the company’s audited financial statements for 2011 and are described in note 5 to the 2011 pension benefits table on page 86.

(3)	The amount shown is the lump sum benefit payable at age 65 to the named executive officers in the event of termination due to disability. The assumptions used are the same as those described in note 2 above.

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 89

(4)	The amount shown is the lump sum benefit payable in the event of separation from service (as defined in the plan) due to disability. The assumptions used are the same as those described in note 2 above.

(5)	Calculated by multiplying the number of outstanding RSUs by the closing price of TI common stock as of December 31, 2011 ($29.11). Because the executive officer will retain his RSU awards in the event of termination due to disability and they will continue to vest according to their terms, all outstanding RSUs are assumed to be vested for purposes of this table. Please see the Outstanding Equity Awards at Fiscal Year-End 2011 table on pages 82-83 for the number of unvested RSUs as of December 31, 2011, and page 85 for a discussion of an additional outstanding RSU award held by Mr. Templeton.

(6)	Calculated as the difference between the grant price of all outstanding in-the-money options and the closing price of TI common stock as of December 31, 2011 ($29.11), multiplied by the number of shares under such options as of December 31, 2011.

(7)	Amounts earned in 2011.

(8)	Calculated by multiplying the number of hours remaining in the named executive officer’s time bank by the applicable base salary rate as of December 31, 2011.

  Termination due to death

			Non-	Non-
		Qualified	Qualified	Qualified
		Defined	Defined	Defined
		Benefit	Benefit	Benefit	Survivor
		Pension	Pension	Pension	Benefit	Deferred		Stock	Profit	Time
		Plan	Plan	Plan II	Plan	Compensation	RSUs	Options	Sharing	Bank
Name	Bonus	(2)	(2)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	Total
Templeton	(1)	$247,835	$167,749	$15,383	—	$1,425,512	$23,913,487	$29,621,968	$78,118	$175,168	$55,645,220
March	(1)	$298,285	$104,903	$1,240,008	—	—	$5,761,422	$4,339,525	$44,349	$111,916	$11,900,408
Lowe	(1)	$300,470	$159,201	$1,371,581	—	$841,741	$8,951,383	$5,490,250	$47,176	$95,307	$17,257,109
Ritchie	(1)	$666,713	$276,859	$2,217,366	$3,131,552	—	$7,277,558	$5,511,250	$42,873	$108,945	$19,233,116
Crutcher	(1)	$1,516	—	—	—	$234,306	$7,495,854	$1,640,700	$37,873	$32,669	$9,442,918

(1)	See note 1 to the Termination Due to Disability table.

(2)	Value of the benefit payable in a lump sum to the executive officer’s beneficiary calculated as required by the terms of the plan assuming the earliest possible payment date. The plan provides that in the event of death, the beneficiary receives 50 percent of the participant’s accrued benefit, reduced by the age-applicable joint and 50 percent survivor factor.

(3)	Value of the benefit payable in a lump sum to the executive officer’s beneficiary calculated as required by the terms of the plan assuming the earliest possible payment date.

(4)	Balance as of December 31, 2011, under the non-qualified deferred compensation plan.

(5)	Calculated by multiplying the number of outstanding RSUs by the closing price of TI common stock as of December 31, 2011 ($29.11). All outstanding RSUs are assumed to be vested for purposes of this table. Please see the Outstanding Equity Awards at Fiscal Year-End 2011 table on pages 82-83 for the number of unvested RSUs as of December 31, 2011, and see page 85 for a discussion of an additional outstanding RSU award held by Mr. Templeton.

(6)	See note 6 to the Termination Due to Disability table.

(7)	Amounts earned in 2011.

(8)	See note 8 to the Termination Due to Disability table.

90 ■ 2012 PROXY STATEMENT	TEXAS INSTRUMENTS

  Involuntary termination for cause

			Non-	Non-
		Qualified	Qualified	Qualified
		Defined	Defined	Defined
		Benefit	Benefit	Benefit
		Pension	Pension	Pension					Profit	Time
	Bonus	Plan	Plan	Plan II	Deferred			Stock	Sharing	Bank
Name	(1)	(2)	(2)	(3)	Compensation	RSUs		Options	(5)	(6)	Total
Templeton	—	$479,582	$324,484	$29,893	—	$3,493,200	(4)	—	$78,118	$175,168	$4,580,445
March	—	$552,366	$194,321	$2,296,193	—	—		—	$44,349	$111,916	$3,199,145
Lowe	—	$561,717	$296,977	$2,564,760	—	—		—	$47,176	$95,307	$3,565,937
Ritchie	—	$1,327,229	$550,900	$4,414,361	—	—		—	$42,873	$108,945	$6,444,308
Crutcher	—	$3,011	—	—	—	—		—	$37,873	$32,669	$73,553

(1)	It is presumed that in the event of termination for cause no bonus would be awarded.

(2)	Lump sum value of the December 31, 2011, accrued benefit calculated as required by the terms of the plan assuming the earliest possible payment date.

(3)	Lump sum benefit payable at separation of service (as defined by the plan) assuming the earliest possible payment date.

(4)	Calculated by multiplying 120,000 vested RSUs by the closing price of the company’s common stock as of December 31, 2011 ($29.11).

(5)	Amounts earned in 2011.

(6)	See note 8 to the Termination Due to Disability table.

  Resignation; involuntary termination (not for cause) excluding change in control

			Non-	Non-
		Qualified	Qualified	Qualified
		Defined	Defined	Defined
		Benefit	Benefit	Benefit
		Pension	Pension	Pension						Profit	Time
		Plan	Plan	Plan II	Deferred			Stock		Sharing	Bank
Name	Bonus	(2)	(2)	(3)	Compensation	RSUs		Options		(8)	(9)	Total
Templeton	(1)	$479,582	$324,484	$29,893	—	$3,493,200	(4)	$22,463,277	(6)	$78,118	$175,168	$27,043,722
March	(1)	$552,366	$194,321	$2,296,193	—	—		$2,261,441	(6)	$44,349	$111,916	$5,460,586
Lowe	(1)	$561,717	$296,977	$2,564,760	—	—		$2,246,613	(6)	$47,176	$95,307	$5,812,550
Ritchie	(1)	$1,327,229	$550,900	$4,414,361	—	$2,759,453	(5)	$5,511,250	(7)	$42,873	$108,945	$14,715,011
Crutcher	(1)	$3,011	—	—	—	—		$250,950	(6)	$37,873	$32,669	$324,503

(1)	See note 1 to the Termination Due to Disability table.

(2)	See note 2 to the Involuntary Termination for Cause table.

(3)	See note 3 to the Involuntary Termination for Cause table.

(4)	See note 4 to the Involuntary Termination for Cause table.

(5)	Because Mr. Ritchie became eligible for early retirement in August 2011, calculated by multiplying the number of outstanding RSUs held by Mr. Ritchie at such termination by the closing price of TI common stock as of December 31, 2011. His RSU grants stay in effect and pay out shares according to the vesting schedule, although the number of shares is reduced according to the duration of employment over the vesting period. See page 84 for additional details.

(6)	Calculated as the difference between the grant price of all exercisable in-the-money options and the closing price of TI common stock as of December 31, 2011 ($29.11), multiplied by the number of shares under such options as of December 31, 2011.

(7)	See note 6 to Termination Due to Disability table.

(8)	Amounts earned in 2011.

(9)	See note 8 to the Termination Due to Disability table.

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 91

  In the case of a resignation pursuant to a separation arrangement, an executive officer (like other employees above a certain job grade level) will typically be offered a 12-month paid leave of absence before termination, in exchange for a non-compete and non-solicitation commitment and a release of claims against the company. The leave period will be credited to years of service under the pension plans described above. During the leave, the executive officer’s stock options will continue to become exercisable and his RSUs will continue to vest. Amounts paid to an individual during a paid leave of absence are not counted when calculating profit sharing and benefits under the qualified and non-qualified pension plans. During a paid leave of absence an individual does not continue to accrue time bank hours. He retains medical and insurance benefits at essentially the same rates as active company employees during the paid leave of absence period.
       In the case of a separation arrangement in which the paid leave of absence expires when the executive officer will be at least 50 years old and have at least 15 years of employment with the company, the separation arrangement will typically include an unpaid leave of absence, to commence at the end of the paid leave and end when the executive officer has reached the earlier of age 55 with at least 20 years of employment or age 60 (bridge to retirement). The bridge to retirement will be credited to years of service under the qualified and non-qualified defined benefit plans described above. The executive officer will not receive profit sharing or accrue time bank hours for the period he is on a bridge to retirement, but he will retain medical and insurance benefits at essentially the same rates as active company employees. Stock options will continue to become exercisable and RSUs will remain in effect, but the number of RSUs will be reduced as described in note * on page 84.
         Involuntary termination (not for cause) after a change in control of TI is discussed under the heading Change in control below.

  Retirement

			Non-	Non-
		Qualified	Qualified	Qualified
		Defined	Defined	Defined
		Benefit	Benefit	Benefit
		Pension	Pension	Pension			Stock	Profit	Time
		Plan	Plan	Plan II	Deferred	RSUs	Options	Sharing	Bank
Name	Bonus	(3)	(3)	(4)	Compensation	(5)	(6)	(7)	(8)	Total
Ritchie (1)	(2)	$1,327,229	$550,900	$4,414,361	—	$2,759,453	$5,511,250	$42,873	$108,945	$14,715,011

(1)	Mr. Ritchie was the only named executive officer eligible to retire as of December 31, 2011. Accordingly, no potential payments for the other named executive officers are stated assuming retirement as of that date.

(2)	See note 1 to the Termination Due to Disability table.

(3)	See note 2 to the Involuntary Termination for Cause table.

(4)	See note 3 to the Involuntary Termination for Cause table.

(5)	See note 5 to the Resignation; Involuntary Termination (Not for Cause) Excluding Change in Control table.

(6)	See note 6 to the Termination Due to Disability table.

(7)	Amounts earned in 2011.

(8)	See note 8 to the Termination Due to Disability table.

  Change in control
  We have no program, plan or arrangement providing benefits triggered by a change in control except as described below. In fact, the only consequences of a change in control are the acceleration of payment of existing balances and the full vesting of certain outstanding equity awards.
       A change in control at December 31, 2011, would have triggered payment of the balance under the TI Employees Non-Qualified Pension Plan. Please see pages 87-88 for a discussion of the purpose of change in control provisions relating to the non-qualified defined benefit plans and the deferred compensation plan as well as the circumstances and the timing of payment.
         Please see pages 84-85 for further information concerning change in control provisions relating to stock options and RSU awards.
       For a discussion of the impact of these programs on the compensation decisions for 2011, please see page 78.

92 ■ 2012 PROXY STATEMENT	TEXAS INSTRUMENTS

  The following table indicates the amounts that would have been triggered for each executive officer had there been a change in control as of December 31, 2011. The actual amounts that would be paid out can only be determined at the time the change in control occurs.

			Non-
			Qualified	Non-
		Qualified	Defined	Qualified
		Defined	Benefit	Defined
		Benefit	Pension	Benefit			Stock
		Pension	Plan	Pension	Deferred	RSUs	Options	Profit	Time
Name	Bonus	Plan	(2)	Plan II	Compensation	(3)	(4)	Sharing	Bank	Total
Templeton	(1)	—	$324,484	—	—	$14,307,187	$4,704,391	—	—	$19,336,062
March	(1)	—	$194,321	—	—	$2,862,503	$1,345,200	—	—	$4,402,024
Lowe	(1)	—	$296,977	—	—	$4,463,553	$1,982,400	—	—	$6,742,930
Ritchie	(1)	—	$550,900	—	—	$3,881,353	$1,770,000	—	—	$6,202,253
Crutcher	(1)	—	—	—	—	$1,552,553	$708,000	—	—	$2,260,553

(1)	See note 1 to the Termination Due to Disability table.

(2)	Lump sum value of the December 31, 2011, accrued benefit calculated as required by the terms of the plan assuming the earliest possible payment date.

(3)	Calculated by multiplying the number of RSUs granted prior to 2010 by the closing price of the company’s common stock as of December 31, 2011 ($29.11).

(4)	Upon a change in control meeting the pre-2010 definition (please see page 84), all outstanding options granted prior to 2010 become immediately exercisable. Calculated as the difference between the grant price of in-the-money options not already exercisable and the closing price of the company’s common stock as of December 31, 2011 ($29.11), multiplied by the number of those options as of December 31, 2011.

  An involuntary termination (not for cause) within 24 months after a change in control of TI will accelerate, to the extent permitted by Section 409A of the IRC, the vesting of options and RSUs granted after 2009.

  Audit Committee report
  The Audit Committee of the board of directors has furnished the following report:
       As noted in the committee’s charter, TI management is responsible for preparing the company’s financial statements. The company’s independent registered public accounting firm is responsible for auditing the financial statements. The activities of the committee are in no way designed to supersede or alter those traditional responsibilities. The committee’s role does not provide any special assurances with regard to TI’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.
         The committee has reviewed and discussed with management and the independent accounting firm, as appropriate, (1) the audited financial statements and (2) management’s report on internal control over financial reporting and the independent accounting firm’s related opinions.
         The committee has discussed with the independent registered public accounting firm, Ernst & Young, the required communications specified by auditing standards together with guidelines established by the SEC and the Sarbanes-Oxley Act.
         The committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young the firm’s independence.
         Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for 2011 for filing with the SEC.

Pamela H. Patsley, Chair	Ralph W. Babb, Jr.	Robert E. Sanchez

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 93

  Proposal to ratify appointment of independent registered public accounting firm
  The Audit Committee of the board has appointed Ernst & Young LLP to be TI’s independent registered public accounting firm for 2012.
       The board asks the stockholders to ratify the appointment of Ernst & Young. If the stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another independent registered public accounting firm.
       Representatives of Ernst & Young are expected to be present, and to be available to respond to appropriate questions, at the annual meeting. They have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not.
         The company has paid fees to Ernst & Young for the services described below:

  Audit fees. Ernst & Young’s Audit Fees were $8,435,000 in 2011 and $6,881,000 in 2010. The services provided in exchange for these fees were our annual audit, including the audit of internal control over financial reporting, reports on Form 10-Q, assistance with a public debt offering, and statutory audits required internationally.

  Audit-related fees. In addition to the Audit Fees, the company paid Ernst & Young $846,000 in 2011 and $706,000 in 2010. The services provided in exchange for these fees included acquisition due diligence, employee benefit plan audits, financial reporting system access testing, access to Ernst & Young’s online research tool and, for various non-U.S. subsidiaries, audits relating to compliance with local-government standards.

  Tax fees. Ernst & Young’s fees for professional services rendered for tax compliance (preparation and review of income tax returns and other tax-related filings), tax advice on U.S. and foreign tax matters, and tax assistance related to acquisitions were $1,371,000 in 2011 and $856,000 in 2010.

  All other fees. Ernst & Young’s fees for all other professional services rendered were $323,000 in 2011 and $35,000 in 2010 for the TI Foundation audit, training, and assistance with insurance claims.

  Pre-approval policy. The Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence.

       Annually the independent registered public accounting firm and the Director of Internal Audits present to the Audit Committee services expected to be performed by the firm over the next 12 months. The Audit Committee reviews and, as it deems appropriate, pre-approves those services. The services and estimated fees are presented to the Audit Committee for consideration in the following categories: Audit, Audit-Related, Tax and All Other (each as defined in Schedule 14A of the Securities Exchange Act of 1934). For each service listed in those categories, the Committee receives detailed documentation indicating the specific services to be provided. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee reviews on at least a quarterly basis the services provided to date by the firm and the fees incurred for those services. The Audit Committee may revise the list of pre-approved services and related fees from time to time, based on subsequent determinations.
         In order to respond to time-sensitive requests for services that may arise between regularly scheduled meetings of the Audit Committee, the Committee has delegated pre-approval authority to its Chair (the Audit Committee does not delegate to management its responsibilities to pre-approve services). The Chair reports pre-approval decisions to the Audit Committee and seeks ratification of such decisions at the Audit Committee’s next scheduled meeting.
         The Audit Committee or its Chair pre-approved all services provided by Ernst & Young during 2011.

       The board of directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2012.

94 ■ 2012 PROXY STATEMENT	TEXAS INSTRUMENTS

  Additional information

  Voting securities

  As of February 21, 2012, 1,142,083,207 shares of the company’s common stock were outstanding. This is the only class of capital stock entitled to vote at the meeting. Each holder of common stock has one vote for each share held. As stated in the notice of meeting, holders of record of the common stock at the close of business on February 21, 2012, may vote at the meeting or any adjournment of the meeting.

  Security ownership of certain beneficial owners

  The following table shows the only persons who have reported beneficial ownership of more than 5 percent of the common stock of the company. Persons generally “beneficially own” shares if they have the right to either vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

	Shares Owned at		Percent
Name and Address	December 31, 2011		of Class
Capital World Investors (1)
333 South Hope St.
Los Angeles, CA 90071	104,250,262	(2)	9.1%

PRIMECAP Management Company
225 South Lake Ave # 400
Pasadena, CA 91101	60,169,997	(3)	5.27%

(1)	A division of Capital Research and Management Company (CRMC).
(2)	TI understands that Capital World Investors is deemed to be the beneficial owner of these shares as a result of CRMC acting as an investment advisor to various investment companies. Capital World Investors has sole voting power for 85,707,762 shares and sole dispositive power for 104,250,262 shares.
(3)	TI understands that PRIMECAP Management Company has sole voting power for 16,266,397 shares and sole dispositive power for 60,169,997 shares.

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 95

  Security ownership of directors and management

  The following table shows the beneficial ownership of TI common stock by directors, the named executive officers and all executive officers and directors as a group. Each director and named executive officer has sole voting power (except for shares obtainable within 60 days, shares subject to RSUs and shares credited to deferred compensation accounts as detailed in the footnotes to the table) and sole investment power with respect to the shares owned. The table excludes shares held by a family member if a director or executive officer has disclaimed beneficial ownership. No director or executive officer has pledged shares of TI common stock.

	Shares Owned at	Percent
Name	December 31, 2011	of Class
Directors (1)
R. W. Babb, Jr.	13,392	*
D. A. Carp	134,588	*
C. S. Cox	74,217	*
P. H. Patsley	96,702	*
R. E. Sanchez	2,000	*
W. R. Sanders	99,756	*
R. J. Simmons	127,212	*
R. K. Templeton	5,126,873	*
C. T. Whitman	92,049	*

Management (2)
K. P. March	980,202	*
G. A. Lowe	1,191,419	*
K. J. Ritchie	1,137,169	*
B. T. Crutcher	468,381	*

All executive officers and directors as a group (3)	13,479,761	1.18%

*	less than 1 percent

  (1) Included in the shares owned shown above are:

				Shares
				Credited
	Shares	Shares		to Deferred
	Obtainable	Credited to	RSUs	Compensation
Director	within 60 Days	401(k) Account	(in Shares) (a)	Accounts (b)
R. W. Babb, Jr.	2,500	—	4,887	5,005
D. A. Carp	80,250	—	21,551	32,787
C. S. Cox	55,250	—	14,887	941
P. H. Patsley	55,250	—	12,387	26,565
R. E. Sanchez	—	—	2,000	—
W. R. Sanders	70,250	—	19,987	1,419
R. J. Simmons	90,250	—	20,887	16,075
R. K. Templeton	3,971,051	11,992	821,487	—
C. T. Whitman	70,250	—	12,887	6,912

(a)	The non-employee directors’ RSUs granted before 2007 are settled in TI stock generally upon the director’s termination of service provided he or she has served at least eight years or has reached the company’s retirement age for directors. RSUs granted after 2006 are settled in TI stock generally upon the fourth anniversary of the grant date.

(b)	The shares in deferred compensation accounts are issued following the director’s termination of service.

96 ■ 2012 PROXY STATEMENT	TEXAS INSTRUMENTS

  (2) Included in the shares owned shown above are:

	Shares	Shares
	Obtainable	Credited to	RSUs
Executive Officer	within 60 Days	401(k) Account	(in Shares)
K. P. March	712,706	1,933	197,919
G. A. Lowe	875,206	3,727	307,502
K. J. Ritchie	871,975	8,409	250,002
B. T. Crutcher	208,831	1,865	257,501

  (3) Includes:

(a)	9,661,597 shares obtainable within 60 days;

(b)	48,359 shares credited to 401(k) accounts;

(c)	3,226,187 shares subject to RSU awards; for the terms of these RSUs, please see pages 64 and 84-85; and

(d)	89,705 shares credited to certain non-employee directors’ deferred compensation accounts; shares in deferred compensation accounts are issued following a director’s termination of service.

  Related person transactions

  The company has no reportable related person transactions.
       Because we believe that company transactions with directors and executive officers of TI or with persons related to TI directors and executive officers present a heightened risk of creating or appearing to create a conflict of interest, we have a written related person transaction policy that has been approved by the board of directors. The policy states that TI directors and executive officers should obtain the approvals specified below in connection with any related person transaction. The policy applies to transactions in which:
1.	TI or any TI subsidiary is or will be a participant;
2.	The amount involved exceeds or is expected to exceed $100,000 in a fiscal year; and
3.	Any of the following (a “related person”) has or will have a direct or indirect interest:
	(a)	A TI director or executive officer, or an Immediate Family Member of a director or executive officer;
	(b)	A stockholder owning more than 5 percent of the common stock of TI or an Immediate Family Member of such stockholder, or, if the 5 percent stockholder is not a natural person, any person or entity designated in the Form 13G or 13D filed under the SEC rules and regulations by the 5 percent stockholder as having an ownership interest in TI stock (individually or collectively, a “5 percent holder”); or
	(c)	An entity in which someone listed in (a) or (b) above has a 5 percent or greater ownership interest, by which someone listed in (a) or (b) is employed, or of which someone listed in (a) or (b) is a director, principal or partner.

       For purposes of the policy, an “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any person (other than a tenant or employee) sharing the household of a TI director, executive officer or 5 percent holder.
         The policy specifies that a related person transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions or arrangements.

  Approval required

Arrangement involving:	Approval required by:
Executive officer who is also a member of the TI board, an Immediate Family Member of such person, or an entity in which any of the foregoing has a 5 percent or greater ownership interest	Governance and Stockholder Relations Committee

Chief compliance officer, any of his or her Immediate Family Members, or an entity in which any of the foregoing has a 5 percent or greater ownership interest	Governance and Stockholder Relations Committee

Any other director or executive officer, an Immediate Family Member of such person, or an entity in which any of the foregoing has a 5 percent or greater ownership interest	Chief compliance officer in consultation with the Chair of the Governance and Stockholder Relations Committee

A 5 percent holder	Governance and Stockholder Relations Committee

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 97

  No member of the Governance and Stockholder Relations Committee will participate in the consideration of a related person arrangement in which such member or any of his or her Immediate Family Members is the related person.
       The approving body or persons will consider all of the relevant facts and circumstances available to them, including (if applicable) but not limited to: the benefits to the company of the arrangement; the impact on a director’s independence; the availability of other sources for comparable products or services; the terms of the arrangement; and the terms available to unrelated third parties or to employees generally. The primary consideration is whether the transaction between TI and the related person (a) was the result of undue influence from the related person or (b) could adversely influence or appear to adversely influence the judgment, decisions or actions of the director or executive officer in meeting TI responsibilities or create obligations to other organizations that may come in conflict with responsibilities to TI.
         No related person arrangement will be approved unless it is determined to be in, or not inconsistent with, the best interests of the company and its stockholders, as the approving body or persons shall determine in good faith.
         The chief compliance officer will provide periodic reports to the committee on related person transactions. Any related person transaction brought to the attention of the chief compliance officer or of which the chief compliance officer becomes aware that is not approved pursuant to the process set forth above shall be terminated as soon as practicable.

  Compensation committee interlocks and insider participation

  During 2011, Mses. Cox and Simmons and Messrs. Goode and MacMillan served on the Compensation Committee. No committee member (i) was an officer or employee of TI, (ii) was formerly an officer of TI, or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions (Item 404 of Regulation S-K). No executive officer of TI served as a director or member of the compensation committee of another entity, one of whose directors or executive officers served as a member of our board of directors or a member of the Compensation Committee.

  Cost of solicitation

  The solicitation is made on behalf of our board of directors. TI will pay the cost of soliciting these proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.
         Without receiving additional compensation, officials and regular employees of TI may solicit proxies personally, by telephone, fax or e-mail, from some stockholders if proxies are not promptly received. We have also hired Georgeson Inc. to assist in the solicitation of proxies at a cost of $12,000 plus out-of-pocket expenses.

  Stockholder proposals for 2013

  If you wish to submit a proposal for possible inclusion in TI’s 2013 proxy material, we must receive your notice, in accordance with the rules of the SEC, on or before November 6, 2012. Proposals are to be sent to: Texas Instruments Incorporated, 12500 TI Boulevard, MS 8658, Dallas, Texas, 75243, Attn: Secretary.
         If you wish to submit a proposal at the 2013 annual meeting (but not seek inclusion of the proposal in the company’s proxy material), we must receive your notice, in accordance with the company’s by-laws, on or before January 20, 2013.
         All suggestions from stockholders concerning the company’s business are welcome and will be carefully considered by TI’s management. To ensure that your suggestions receive appropriate review, the G&SR Committee from time to time reviews correspondence from stockholders and management’s responses. Stockholders are thereby given access at the board level without having to resort to formal stockholder proposals. Generally, the board prefers you present your views in this manner rather than through the process of formal stockholder proposals. Please see page 60 for information on contacting the board.

  Benefit plan voting

  If you are a participant in the TI Contribution and 401(k) Savings Plan, or the TI 401(k) Savings Plan, you are a “named fiduciary” under the plans and are entitled to direct the voting of shares allocable to your accounts under these plans. The trustee administering your plan will vote your shares in accordance with your instructions. If you wish to instruct the trustee on the voting of shares held for your accounts, you should do so by April 16, 2012, in the manner described in the notice of meeting.
         Additionally, participants under the plans are designated as “named fiduciaries” for the purpose of voting TI stock held under the plans for which no voting direction is received. TI shares held by the TI 401(k) savings plans for which no voting instructions are received by April 16, 2012, will be voted in the same proportions as the shares in the plans for which voting instructions have been received by that date.

98 ■ 2012 PROXY STATEMENT	TEXAS INSTRUMENTS

  Section 16(a) beneficial ownership reporting compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including the company’s directors and executive officers, to file reports with the SEC regarding beneficial ownership of certain equity securities of the company. The company believes that during 2011, all reports were timely filed by its directors and executive officers except for a late filing by Mr. Crutcher with respect to a sale of shares.

  Telephone and Internet voting

  Registered stockholders and benefit plan participants. Stockholders with shares registered directly with Computershare (TI’s transfer agent) and participants who beneficially own shares in a TI benefit plan may vote telephonically by calling (800) 690-6903 (within the U.S. and Canada only, toll-free) or via the Internet at www.proxyvote.com.
       The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. TI has been advised by counsel that the telephone and Internet voting procedures, which have been made available through Broadridge Investor Communication Solutions, Inc., are consistent with the requirements of applicable law.

  Stockholders with shares registered in the name of a brokerage firm or bank. A number of brokerage firms and banks offer telephone and Internet voting options. These programs may differ from the program provided to registered stockholders and benefit plan participants. Check the information forwarded by your bank, broker or other holder of record to see which options are available to you.
         Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

  Stockholders sharing the same address

  To reduce the expenses of delivering duplicate materials, we take advantage of the SEC’s “householding” rules which permit us to deliver only one set of proxy materials (or one Notice of Internet Availability of Proxy Materials) to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of these materials, you may request a separate copy at no cost to you by calling Investor Relations at (972) 995-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations. For future annual meetings, you may request separate materials, or request that we send only one set of materials to you if you are receiving multiple copies, by calling (800) 542-1061 or writing to Investor Relations at the address given above.

  Electronic delivery of proxy materials

  As an alternative to receiving printed copies of these materials in future years, we are pleased to offer stockholders the opportunity to receive proxy mailings electronically. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive or access proxy materials electronically in future years. After the meeting date, stockholders holding shares through a broker or bank may request electronic delivery by visiting www.icsdelivery.com/ti and entering information for each account held by a bank or broker. If you are a registered stockholder and would like to request electronic delivery, please visit www-us.computershare.com/investor or call TI Investor Relations at (972) 995-3773 for more information. If you are a participant in a TI benefit plan and would like to request electronic delivery, please call TI Investor Relations for more information.

  Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 19, 2012. This 2012 proxy statement and the company’s 2011 annual report are accessible at: www.proxyvote.com.

Sincerely,

Joseph F. Hubach
Senior Vice President,
Secretary and General Counsel

  March 6, 2012
  Dallas, Texas

TEXAS INSTRUMENTS	2012 PROXY STATEMENT ■ 99

  Directions and other annual meeting information

  Directions

  From DFW airport: Take the North Airport exit to IH-635E. Take IH-635E to the Greenville Avenue exit. Turn right (South) on Greenville. Turn right (West) on Forest Lane. Texas Instruments will be on your right at the second traffic light. Please use the North entrance to the building.

  From Love Field airport: Take Mockingbird Lane East to US-75N (Central Expressway). Travel North on 75N to the Forest Lane exit. Turn right (East) on Forest Lane. You will pass two traffic lights. At the third light, the entrance to Texas Instruments will be on your left. Please use the North entrance to the building.

  Parking
  There will be reserved parking for all visitors at the North Lobby. Visitors with special needs requiring assistance will be accommodated at the South Lobby entrance.

  Security
  Please be advised that TI’s security policy forbids weapons, cameras and audio/video recording devices inside TI buildings. All bags will be subject to search upon entry into the building.

100 ■ 2012 PROXY STATEMENT	TEXAS INSTRUMENTS

  TEXAS INSTRUMENTS INCORPORATED
  ATTN: JANE NAHRA
  13588 N. CENTRAL EXPRESSWAY
  MS 3999
  DALLAS, TX 75243

  For registered shares, your proxy must be received by 11:59 P.M. (Eastern Time) on April 18, 2012.
  For shares allocable to a benefit plan account, your proxy must be received by 11:59 P.M. (Eastern Time) on April 16, 2012.

  VOTE BY INTERNET - www.proxyvote.com
  Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
  If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

  VOTE BY PHONE - 1-800-690-6903
  Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

  VOTE BY MAIL
  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M40765-P20043-Z57118	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TEXAS INSTRUMENTS INCORPORATED
The board of directors recommends you vote FOR each of the nominees for director and FOR Proposals 2 and 3.
Vote on Directors
1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	R. W. Babb, Jr.	☐	☐	☐

	1b.	D. A. Carp	☐	☐	☐

	1c.	C. S. Cox	☐	☐	☐

	1d.	P. H. Patsley	☐	☐	☐

	1e.	R. E. Sanchez	☐	☐	☐

	1f.	W. R. Sanders	☐	☐	☐

	1g.	R. J. Simmons	☐	☐	☐

	1h.	R. K. Templeton	☐	☐	☐

	1i.	C. T. Whitman	☐	☐	☐

		For	Against	Abstain

2.	Board proposal regarding advisory approval of the Company's executive compensation.	☐	☐	☐

3.	Board proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2012.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  APRIL 19, 2012

  You are invited to attend the 2012 annual meeting of stockholders on Thursday, April 19, 2012, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting we will consider the election of directors, advisory approval of the Company's executive compensation, ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012, and such other matters as may properly come before the meeting.

  Electronic Delivery of Proxy Materials

  We are pleased to offer stockholders the opportunity to receive future proxy mailings by e-mail. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive proxy materials electronically in future years.

  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
  The 2012 Notice and Proxy Statement and 2011 Annual Report are also available at www.proxyvote.com.

M40766-P20043-Z57118

  PROXY FOR ANNUAL MEETING
  TO BE HELD APRIL 19, 2012
  This proxy is solicited on behalf of the Board of Directors

  The undersigned hereby appoints CARRIE S. COX, PAMELA H. PATSLEY, CHRISTINE T. WHITMAN, RICHARD K. TEMPLETON, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 19, 2012, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock that the undersigned would be entitled to vote if then personally present, in the election of directors, upon the board proposals and upon other matters properly coming before the meeting. If no contrary indication is made, this proxy will be voted FOR the election of each director nominee and FOR Proposals 2 and 3. If other matters come before the meeting, this proxy will be voted in the discretion of the named proxies.

  Should you have an account in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, this proxy represents the number of TI shares allocable to that plan account as well as other shares registered in your name. As a "named fiduciary" under the plans for TI shares allocable to that plan account and for shares for which no voting instructions are received, this proxy will serve as voting instructions for The Northern Trust Company, trustee for the plans, or its designee. The plans provide that the trustee will vote each participant's shares in accordance with the participant's instructions. If the trustee does not receive voting instructions for TI shares under the plans by April 16, 2012, those shares will be voted, in accordance with the terms of plans, in the same proportion as the shares for which voting instructions have been received. If other matters come before the meeting, the named proxies will vote plan shares on those matters in their discretion.

  IMPORTANT - On the reverse side of this card are procedures on how to vote the shares.
  Please consider voting by Internet or telephone.

  TEXAS INSTRUMENTS INCORPORATED

  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  RECORD DATE: February 21, 2012
  MEETING DATE: April 19, 2012
  CUSIP NUMBER: 882508104

  You are cordially invited to attend the 2012 annual meeting of stockholders on Thursday, April 19, 2012, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting, we will consider and act upon the following matters: (i) the election of directors, (ii) advisory approval of the company's executive compensation, (iii) ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2012, and (iv) such other matters as may properly come before the meeting.

  You are enrolled to receive stockholder communications via the Internet. This e-mail contains instructions for viewing the Texas Instruments 2012 Proxy Statement and Annual Report for 2011 and for voting your shares.

  Please read the instructions carefully before proceeding.

  VIEWING THE PROXY MATERIALS AND VOTING YOUR SHARES-Please review the Proxy Statement and Annual Report before voting. The Proxy Statement discusses the proposals to be voted on.

  You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will be automatically directed to a secure site.

  http://www.proxyvote.com/0012345678901

  Registered shares must be voted by 11:59 p.m. (Eastern Time) on April 18, 2012. Shares allocable to a Texas Instruments (TI) benefit plan must be voted by 11:59 p.m. (Eastern Time) on April 16, 2012.

  To enter your vote you will need the following:

  CONTROL NUMBER: 012345678901
  YOUR 4-DIGIT PIN NUMBER

  If you are a TI employee-stockholder, your PIN is the last 4 digits of your Social Security Number (unless you have taken steps to change your PIN). For other stockholders, your PIN is the 4-digit PIN you enrolled with at the time you elected to receive electronic delivery (unless you have taken steps to change your PIN).

  If you would like to cancel your enrollment, or change your e-mail address or PIN, please go to http://www.InvestorDelivery.com. You will need the enrollment number below, and your four-digit PIN. If you have forgotten your PIN, you can have it sent to your enrolled e-mail address by going to http://www.InvestorDelivery.com.

Your InvestorDelivery Enrollment Number is:	M012345678901

  This e-mail covers TI shares registered directly in your name and TI shares allocable to employee benefit plan(s). Should you have an account in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, this proxy represents the number of TI shares allocable to the plan account as well as other shares registered in your name. As a "named fiduciary" under the plans for TI shares allocable to the plan account and for shares for which no voting instructions are received, this proxy will serve as voting instructions for The Northern Trust Company, trustee for the plans, or its designee. The plans provide that the trustee will vote each participant's shares in accordance with the participant's instructions. If the trustee does not receive voting instructions for TI shares under the plans by April 16, 2012, those shares will be voted, in accordance with the terms of the plans, in the same proportion as the shares for which voting instructions have been received. If other matters come before the meeting, the named proxies will vote plan shares on those matters in their discretion.

  If you receive more than one e-mail or a proxy card in addition to this e-mail, it generally means that your holdings are listed under other names or different spellings of your name, and you must vote under all e-mails and any proxy cards to vote all shares.

  At the proxyvote.com link above, you can access the proxy materials in both PDF and HTML formats.

  You may also view the proxy materials in HTML and PDF at:

  Annual Report (HTML)
  https://materials.proxyvote.com/Approved/882508/20120221/AR_116549/

  Annual Report (PDF)
  https://materials.proxyvote.com/Approved/882508/20120221/AR_116707.PDF

  Proxy Statement (HTML)
  https://materials.proxyvote.com/Approved/882508/20120221/NPS_116550/

  Proxy Statement (PDF)
  https://materials.proxyvote.com/Approved/882508/20120221/NPS_116708.PDF

  To view the proxy materials, you may need Adobe Acrobat Reader, which is available at the following Internet site:
  http://www.adobe.com/products/acrobat/readstep2.html

  There are no charges for any of the services referenced herein. There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

  PAPER COPIES - You may receive paper copies of the Proxy Statement and Annual Report free of charge by calling Investor Relations at 972-995-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations.

TEXAS INSTRUMENTS INCORPORATED	Control#

2012 Annual Meeting of Shareholders	Meeting Material(s)

Thursday, April 19, 2012	• Proxy Materials

For holders as of: 02/21/2012

Cusip: 882508

  As your vote is very important, we recommend that all voting instructions be received at least one business day prior to the voting cut-off time stated in the proxy materials. Scroll down for proxy instructions and voting.

  To vote via telephone, call 1-800-690-6903 .

  PROXY BALLOT

  TEXAS INSTRUMENTS INCORPORATED

  2012 Annual Meeting of Shareholders
  To be held on 04/19/2012 for holders of record as of 02/21/2012

  PROXY FOR ANNUAL MEETING
  TO BE HELD APRIL 19, 2012
  This proxy is solicited on behalf of the Board of Directors

  The undersigned hereby appoints CARRIE S. COX, PAMELA H. PATSLEY, CHRISTINE T. WHITMAN, RICHARD K. TEMPLETON, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 19, 2012, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock that the undersigned would be entitled to vote if then personally present, in the election of directors, upon the board proposals and upon other matters properly coming before the meeting. If no contrary indication is made, this proxy will be voted FOR the election of each director nominee and FOR Proposals 2 and 3. If other matters come before the meeting, this proxy will be voted in the discretion of the named proxies.

  Should you have an account in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, this proxy represents the number of TI shares allocable to that plan account as well as other shares registered in your name. As a "named fiduciary" under the plans for TI shares allocable to that plan account and for shares for which no voting instructions are received, this proxy will serve as voting instructions for The Northern Trust Company, trustee for the plans, or its designee. The plans provide that the trustee will vote each participant's shares in accordance with the participant's instructions. If the trustee does not receive voting instructions for TI shares under the plans by April 16, 2012, those shares will be voted, in accordance with the terms of plans, in the same proportion as the shares for which voting instructions have been received. If other matters come before the meeting, the named proxies will vote plan shares on those matters in their discretion.

  IMPORTANT - On the reverse side of this card are procedures on how to vote the shares.
  Please consider voting by Internet or telephone.

  Recommendations of the Board of Directors:

  Choose this option if you would like to vote your shares with the recommendations of the Board of Directors. See below or refer to the proxy statement for details on the recommendations.

Vote with the Board's Recommendations

	Proposal(s)	Recommendations of the Board of Directors	Vote Options
1A.	ELECTION OF DIRECTOR: R.W. BABB, JR.	For	¡ For ¡ Against ¡ Abstain
1B.	ELECTION OF DIRECTOR: D.A. CARP	For	¡ For ¡ Against ¡ Abstain
1C.	ELECTION OF DIRECTOR: C.S. COX	For	¡ For ¡ Against ¡ Abstain
1D.	ELECTION OF DIRECTOR: P.H. PATSLEY	For	¡ For ¡ Against ¡ Abstain
1E.	ELECTION OF DIRECTOR: R.E. SANCHEZ	For	¡ For ¡ Against ¡ Abstain
1F.	ELECTION OF DIRECTOR: W.R. SANDERS	For	¡ For ¡ Against ¡ Abstain
1G.	ELECTION OF DIRECTOR: R.J. SIMMONS	For	¡ For ¡ Against ¡ Abstain
1H.	ELECTION OF DIRECTOR: R.K. TEMPLETON	For	¡ For ¡ Against ¡ Abstain
1I.	ELECTION OF DIRECTOR: C.T. WHITMAN	For	¡ For ¡ Against ¡ Abstain
2.	BOARD PROPOSAL REGARDING ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION.	For	¡ For ¡ Against ¡ Abstain
3.	BOARD PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.	For	¡ For ¡ Against ¡ Abstain